UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

FIRST FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FIRST FINANCIAL CORPORATION One First Financial Plaza P.O. Box 540 Terre Haute, Indiana 47808

March 14, 2018

Dear Shareholders:

Our 2018 Annual Meeting of Shareholders will be held on Wednesday, April 18, 2018 at 11:00 a.m., local time, at One First Financial Plaza, Terre Haute, Indiana. The formal notice of this annual meeting and the proxy statement appear on the following pages. We have also enclosed a copy of our 2017 Annual Report on Form 10-K for your review. After reading the proxy statement and other materials, please submit your proxy promptly by telephone or Internet, or by marking, signing and returning a physical proxy card by mail, to ensure that your votes on the business matters of the meeting will be recorded.
We hope you can attend the meeting. Whether or not you can attend, we urge you to submit your proxy promptly. Even after submitting the proxy, you may, of course, vote in person on all matters brought before the meeting.

Sincerely,

/s/ B. Guille Cox Jr.
Chairman of the Board

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FIRST FINANCIAL CORPORATION
ONE FIRST FINANCIAL PLAZA
P.O. BOX 540
TERRE HAUTE, INDIANA 47808

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 18, 2018

To our Shareholders:

Notice is hereby given that, pursuant to the call of its Board of Directors, an Annual Meeting of Shareholders of First Financial Corporation (the “Corporation”) will be held on Wednesday, April 18, 2018 at 11:00 a.m., local time, at One First Financial Plaza, Terre Haute, Indiana.

The purposes of the meeting are:

(1)
To elect Thomas T. Dinkle, Norman L. Lowery, and William J. Voges to the Board of Directors of the Corporation for a three-year term expiring at the 2021 annual meeting of shareholders and until their successors are duly elected and qualified;

(2)	To conduct a non-binding advisory vote to approve the compensation of our named executive officers as described in the Proxy Statement;

(3)	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

(4)	To transact such other business as may properly be presented at the meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on February 26, 2018 will be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

/s/ Rodger A. McHargue
Chief Financial Officer and Secretary

March 14, 2018

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 18, 2018:

The proxy statement and annual report are available at https://www.first-online.com/proxy.

PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS	40

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF CROWE HORWATH LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	42

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	42
· Fees Paid to Crowe Horwath LLP	42
· Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accounting Firm	43

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	44

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING	44

HOUSEHOLDING	45

ADDITIONAL INFORMATION	45

OTHER MATTERS	45

FIRST FINANCIAL CORPORATION
ONE FIRST FINANCIAL PLAZA
P.O. BOX 540
TERRE HAUTE, INDIANA 47808
(812) 238-6000

____________________________________________________________

PROXY STATEMENT
____________________________________________________________

In this proxy statement, First Financial Corporation is referred to as “we,” “us,” “our,” “the Corporation” or “First Financial,” and First Financial Bank, N.A. is referred to as “the Bank.”
QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:    Why did I receive this Proxy Statement?
You received this proxy statement and accompanying notice of annual meeting because, as a shareholder of the Corporation, our Board of Directors (the “Board”) is soliciting your proxy to vote at the annual meeting of shareholders. The annual meeting will be held on Wednesday, April 18, 2018, at 11:00 a.m., local time, at One First Financial Plaza, Terre Haute, Indiana.
This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision. It is first being mailed to our shareholders on or about March 14, 2018. As explained under “How do I vote?” below, you do not need to attend the annual meeting in order to vote your shares.
Q:    What am I voting on?
You are being asked to consider and vote on the following:

•	The election of Thomas T. Dinkle, Norman L. Lowery, and William J. Voges to the Board for a three-year term;

•	The approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this proxy statement; and

•	The ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Q:     Who is entitled to vote?

Holders of our outstanding common stock as of the close of business on February 26, 2018, the record date, are entitled to vote at the annual meeting. As of February 26, 2018, 12,255,045 shares of common stock were issued and outstanding, each of which entitles the holder to one vote.
Q:    What are the Board’s recommendations?
The Board recommends that you vote your shares as follows:

•	FOR the election of Thomas T. Dinkle, Norman L. Lowery, and William J. Voges to the Board for a three-year term;

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

The shares represented by a properly executed and returned proxy card will be voted according to your instructions. If no instructions are provided on a signed proxy card, the persons named as proxies on your proxy card will vote in accordance with the above recommendations of the Board.
Q:    What if other matters come up during the meeting?
If any matters other than those referred to in the Notice of Annual Meeting of Shareholders properly come before the meeting, the individuals named in the accompanying proxy card will vote the proxies held by them as recommended by the Board or, if no recommendation is given, in accordance with their best judgment. We are not aware of any business other than the items referred to in the Notice of Annual Meeting of Shareholders that may be considered at the meeting.
In the unlikely event that any of the director nominees becomes unable or is unwilling to serve at the time of the meeting, the persons named as proxies in the accompanying proxy card will have discretionary authority to vote for a substitute nominee named by the Governance and Nominating Committee if the Board decides to fill that nominee’s position.
Q:    Who can attend the meeting?
All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-admitted basis.
Q:    What constitutes a quorum?
Holders of a majority of the voting power of the outstanding shares of common stock of the Corporation, represented in person or by proxy, constitute a quorum for the annual meeting. As of the record date, 12,255,045 shares of common stock were outstanding. Proxies received but marked as abstentions and “broker non-votes” (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum.
Q:    How do I vote?
If you hold your shares in your own name, you may submit a proxy by telephone, by mail or via the Internet.

•
Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on April 17, 2018 by calling the toll-free telephone number on the enclosed proxy card, (800) 690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

•
Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the appropriate proxy card, date and sign it, and return it in the postage paid envelope provided or to the address shown on the proxy card.

•
Submitting a Proxy via the Internet: You can submit a proxy for your shares via the Internet until 11:59 p.m. Eastern Daylight Time on April 17, 2018 by visiting the website on the enclosed proxy card, www.proxyvote.com. Internet proxy submission is available 24 hours a day. Our Internet proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

By casting your vote in any of the ways listed above, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions.

You may also attend the annual meeting and vote in person.
If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting.
If you are a participant in the First Financial Corporation Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction card to use to provide voting instructions to First Financial Bank, N.A. (the trustee of the ESOP) for the shares allocated to your account under the ESOP. Your voting instruction to the trustee should be submitted by telephone, via the Internet at www.proxyvote.com or completed, dated, signed and returned in the envelope provided by

April 11, 2018. In order to maintain confidentiality, your voting instruction will be received by Broadridge Financial Solutions, Inc., who will tabulate the voting instruction results and provide them to the ESOP trustee on an aggregate basis. Please do not return your voting instructions to the Corporation. Your voting instructions will be kept confidential by the ESOP trustee and will not be disclosed to any of our directors, officers or employees. Unless the terms of the ESOP or the fiduciary duties of the ESOP trustee require otherwise, the ESOP trustee will vote your ESOP shares in accordance with your instructions. If you do not submit your voting instructions in a timely manner or if you return the voting instruction card unsigned or without indicating how you desire to vote the shares allocated to your ESOP account, the Compensation and Employee Benefits Committee will direct the ESOP trustee to vote the shares allocated to your account in the same proportion and in the same manner as the shares with respect to which timely and proper instructions by participants were received. The Compensation and Employee Benefits Committee consists of Anton H. George, William R. Krieble, Ronald K. Rich and William J. Voges. The Compensation and Employee Benefits Committee is appointed by the Board and may be changed by the Board at any time.
Q:    If I am the beneficial owner of shares held in “street name” by my broker, will my broker automatically vote my shares for me?
Stock exchange rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under these rules to vote your shares only on the proposal to ratify Crowe Horwath LLP as our independent registered public accounting firm. Unless you provide voting instructions to your broker, your broker will not have discretionary authority to vote your shares on any of the other proposals described in this proxy statement. Therefore, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.
Q:    What is an “abstention” or a broker “non-vote” and how do they affect the vote?
An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote on a particular matter. Abstentions are counted as present for purposes of determining a quorum, but are not counted as votes cast and, therefore, will have no effect on the outcome of any proposal to be voted on at the annual meeting.
A broker “non-vote” occurs when a broker or other nominee who holds shares for the beneficial owner is barred from voting those shares with respect to a proposal because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Crowe Horwath LLP as our independent registered public accounting firm. Brokers will not have such discretionary voting power to vote shares with respect to any other proposal described in this proxy statement. Shares that are the subject of a broker non-vote may be included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote represented at the meeting and, consequently, as a general matter, will have no effect on the outcome of the vote.
Q:    Can I change my vote after I return my proxy card?
Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the annual meeting by:

•	providing written notice to the Secretary of the Corporation;

•	delivering a valid, later-dated proxy; or

•	attending the annual meeting and voting in person.

Please note that your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:    What vote is required to approve each proposal?
Directors will be elected by a plurality of the votes cast at the meeting. Consequently, the director nominees receiving the most votes of the holders of our common stock will be elected as directors. Only votes cast FOR a nominee will be counted. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

The proposal for approval, on a non-binding advisory basis, of the compensation of our named executive officers will be approved if the votes cast for the proposal exceed those cast against the proposal. The proposal for the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions will not be counted as votes cast either for or against these proposals.
Q: Who pays to prepare, mail, and solicit the proxies?
The Corporation pays all costs of preparing, mailing and soliciting proxies. The Corporation asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Corporation will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request for their reasonable, out-of-pocket costs for forwarding proxy and solicitation materials to beneficial owners of common stock. In addition, proxies may be solicited by mail, in person or by telephone by certain of the Corporation’s officers, directors and employees who will not be separately compensated for such activity.
Q: Whom should I call with other questions?
If you have additional questions about this proxy statement or the annual meeting or would like additional copies of this document or our 2017 Annual Report on Form 10-K, please contact: Rodger A. McHargue, Secretary, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, (812) 238-6000.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board as of the 2018 annual meeting of shareholders will consist of ten members, divided into three classes of approximately equal size that are elected for staggered three-year terms. The Board believes this structure helps to maintain continuity and stability and ensures we have directors serving on the Board who have substantial knowledge of the Corporation, all of which the Board believes facilitates long-term value for our shareholders.
Three directors are to be elected. Thomas T. Dinkle, Norman L. Lowery, and William J. Voges have each been nominated for a term of three years and until their respective successors have been elected and qualified. They are all members of the present Board. If, at the time of this annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. Each of the nominees has consented to being named as a nominee in this proxy statement, and is expected to serve if elected. The Board has no reason to believe that any substitute nominee or nominees will be required.
Name, Age, Principal Occupation(s) and Business Experience
Nominated for a term expiring in 2021:
Thomas T. Dinkel, Age 67
Mr. Dinkel joined the Board in 1989, is the Chairman of the Corporation’s Audit Committee and serves on the Loan Review and Cyber Security Committees. He also serves on the Bank’s Community Reinvestment Act, Investment Services, Operations and Loan Committees. Mr. Dinkel has been the president and chief executive officer of Sycamore Engineering, Inc., Dinkel Associates Inc., Sycamore Building Corporation and Dinkel Telekom, Inc. since 1986 and has held various positions at Sycamore Engineering, Inc. since 1966. Mr. Dinkel serves on the board of trustees of Rose-Hulman Institute of Technology, and is chairman of its business administration, facilities and compensation committees. Additionally, he serves on the investment management (endowment), president evaluation, executive board of affairs and student affairs committees of the board of Rose-Hulman Institute of Technology. He earned his B.S. degree from Rose-Hulman Institute of Technology.
Norman L. Lowery, Age 71
Mr. Lowery joined the Board in 1989 and has served as its Vice Chairman since 1996. He serves on the Corporation’s Acquisition, Affirmative Action, Disaster Recovery, Disclosure, Executive, Enterprise Risk Management, Loan Policy and Procedures, Loan Review, Strategic Planning and Cyber Security Committees. Mr. Lowery also serves on the Bank’s Asset Liability, Community Reinvestment Act and Loan Committees. Mr. Lowery is the Chief Executive Officer and President of the Corporation, serving in those positions since 2004 and 2013, respectively, and the Vice Chairman, President and Chief Executive Officer of the Bank, serving since 1996. Prior to joining the Corporation, Mr. Lowery was a partner in the law firm of Wright, Shagley & Lowery, P.C., where he practiced for 19 years. Mr. Lowery serves on the boards of Lynch Coal Operators Reciprocal Corporation, Princeton Mining Company, Inc., Deep Vein Coal Company, Inc. and the Terre Haute Area Economic Development Corporation. He is the brother-in-law of Virginia L. Smith, a current director, and father of Norman D. Lowery, the Chief Operating Officer of the Corporation and the Bank. He received a B.S. degree in Political Science from Indiana State University and a J.D. degree from Indiana University.
William J. Voges, Age 63
Mr. Voges joined the Board in 2008 and is the Chairman of the Corporation’s Compensation and Employee Benefits Committee, and serves on the Governance and Nominating Committee as well as the Bank’s Loan Committee. Mr. Voges has served as chairman of the board and head of trust administration of the Root Company, a private investment company, since 2016. Prior to this, Mr. Voges served as chief executive officer and chairman of the Root Company since 1996 and as general counsel since 1990. Prior to joining the Root Company, he was a partner in the law firm of Fink, Loucks, Sweet & Voges for nine years. Mr. Voges also served on the board for Consolidated-Tomoka Land Co., a publicly traded diversified real-estate operating company (NYSE MKT: CTO), from 2001 to 2012, where he served as Chairman from 2009 to 2011 and on the audit, executive and corporate governance committees. He also has prior experience on the boards of several financial institutions. Mr. Voges received his B.S. in Business Administration from Stetson University and his J.D. degree from Stetson University College of Law.

Directors whose term expires in 2020:
B. Guille Cox, Jr., Age 72
Mr. Cox has served on the Board since 1987 and serves as the Chairman of the Boards of Directors of the Corporation and the Bank. He also is the Chairman of the Bank’s Trust and Asset Management Committee and serves on the Bank’s Investment and Loan Committees as well as the Corporation’s Governance and Nominating Committee. Mr. Cox has been a senior partner in the law firm of Cox, Zwerner, Gambill & Sullivan, LLP since 1980. He also serves on the boards of Hendrich Title Company and Katzenbach, Inc. As a Rose-Hulman Institute of Technology board member, Mr. Cox serves on the executive committee. Mr. Cox received a B.S. degree in Physics from the Massachusetts Institute of Technology and a J.D. degree from Harvard Law School.
Anton H. George, Age 58
Mr. George joined the Board in 1987 and serves on the Corporation’s Audit, Compensation and Employee Benefits, and Executive Committees. He also serves on the Bank’s Loan Committee. Mr. George is the president of Vision Investments, LLC, an import sales and distribution company. Mr. George is the past president and chief executive officer of the Indianapolis Motor Speedway and its parent Hulman & Company for which he currently serves as a director. He also serves on the board of directors at Vectren Corporation, a publicly traded energy holding company (NYSE:VVC), and is a member of its Nominating and Corporate Governance and Compensation and Benefits Committees. He also served on the boards of Princeton Mining Company, Inc. and Deep Vein Coal Company, Inc. until April 2016 and currently serves on the board of R.J. Oil Co., Inc. Mr. George earned a B.S. degree in Business Administration from Indiana State University.
Gregory L. Gibson, Age 55
Mr. Gibson joined the Board in 1994 and serves on the Corporation’s Loan Review Committee and the Governance and Nominating Committee as well as the Bank’s Investment, Trust and Asset Management, and Loan Committees. Mr. Gibson is the president of ReTec Corporation, a waste management consulting business, and is involved in other business ventures. Mr. Gibson also serves on the board of trustees of Rose-Hulman Institute of Technology. Mr. Gibson has also served on the Indiana Judicial Nominating Commission and is currently serving as vice chairman of the Ports of Indiana Commission as well as the board of directors for the Methodist Health Foundation Inc. in Indianapolis. He holds a B.S. degree from Rose-Hulman Institute of Technology.
Virginia L. Smith, Age 70
Ms. Smith joined the Board in 1987 and serves on the Corporation’s Loan Review, Loan Policy and Procedures, Affirmative Action, and Executive Committees as well as the Bank’s Loan Committee. Ms. Smith served as president of Princeton Mining Company, Inc., our largest shareholder, from 1990 until 2017. She also served on the boards of Deep Vein Coal Company, Inc. and Princeton Mining Company, Inc. until April 2016 and currently serves on the board of R.J. Oil Co., Inc., Lynch Coal Operators Reciprocal Corporation and the Swope Art Museum, Inc.. She is a sister-in-law of Mr. Norman L. Lowery. Ms. Smith received a B.S. degree in Education from Indiana State University and a B.S. in Business Administration from Saint Mary-of-the-Woods College.
Directors whose term expires in 2019:
W. Curtis Brighton, Age 64
Mr. Brighton joined the Board in 2004 and is a current member of the Corporation’s Audit, Enterprise Risk Management, Loan Review, and Loan Policy and Procedures Committees as well as the Bank’s Loan Committee. Mr. Brighton is the president of Templeton Coal Company, Inc. Prior to this, Mr. Brighton held the positions of president and general counsel for Hulman & Company. Mr. Brighton has been the general manager of Lynch Coal Operators Reciprocal Corporation since 1985 and was a private practice attorney for 12 years. He serves on the boards of Templeton Coal Company, Inc., Union Hospital, Inc. and Lynch Coal Operators Reciprocal Corporation. Mr. Brighton earned a B.S. degree in Business Administration from Indiana State University and a J.D. degree from Drake University.
William R. Krieble, Age 70
Mr. Krieble joined the Board in 2009 and serves on the Bank’s Loan and Community Reinvestment Act Committees. Mr. Krieble also serves on the Corporation’s Compensation and Employee Benefits, Enterprise Risk Management, Affirmative Action and Cyber Security Committees. Mr. Krieble retired after 41 years of service to the State of Indiana where he most recently served as the program director for the Division of Disability and Rehabilitative Services of the State of Indiana. He received his B.S. and M.S. degrees from Indiana State University.
Ronald K. Rich, Age 79
Mr. Rich joined the Board in 2005 and serves as the Chairman of the Governance and Nominating Committee. He is a member of the Corporation’s Compensation and Employee Benefits and Enterprise Risk Management Committees. Mr. Rich also is a member of the Bank’s Loan Committee. Mr. Rich also serves as the Lead Independent Director. Mr. Rich retired as a financial representative for Northwestern Mutual Financial Network with 54 years of service. He holds Chartered Life Underwriter and Chartered Financial Consultant designations from The American College of Financial Services.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THOMAS T. DINKLE, NORMAN L. LOWERY, AND WILLIAM J. VOGES, THE PERSONS NOMINATED BY THE GOVERNANCE AND NOMINATING COMMITTEE TO BE ELECTED AS DIRECTORS.
The Governance and Nominating Committee believes that well-functioning boards consist of a diverse collection of individuals that bring a variety of complementary skills. Although the Board does not have a formal policy with regard to the consideration of diversity in identifying directors, diversity is one of the factors that the Governance and Nominating Committee may, pursuant to its committee charter, take into account in identifying director candidates. The Governance and Nominating Committee generally considers each director eligible for nomination in the broad context of the overall composition of our Board with a view toward constituting a Board that, as a body, possesses the demonstrated senior leadership and management experience to oversee our business. The Committee has historically sought directors that bring broad and varied skills and knowledge from retail and wholesale businesses, legal, financial and government. The experience, qualifications, attributes, or skills that led the Governance and Nominating Committee to conclude that each of the members of the Board nominated by the Governance and Nominating Committee should serve on the Board are generally described below:
W. Curtis Brighton
Mr. Brighton’s history as a private practice attorney provides the Board with an enhanced legal and regulatory perspective.
B. Guille Cox, Jr.
Mr. Cox’s long-standing tenure provides the Board with a historical perspective of both the Corporation and the industry. His legal practice provides the Board with insight on legal issues as well as issues in our markets.
Thomas T. Dinkel
As a business owner and an entrepreneur, Mr. Dinkel provides an understanding of small business which makes up much of our lending base. His vast experience as a contractor also provides us with key insights concerning our facilities and facility maintenance.
Anton H. George
Mr. George’s experience on various boards of directors provides valuable advice on governance issues. As an established Midwest entrepreneur, Mr. George has significant knowledge of the markets in which we operate.
Gregory L. Gibson
As a businessman and entrepreneur involved in a variety of business ventures, Mr. Gibson provides the Board with invaluable insight into industries and markets in which we and our clients do business. As a developer, Mr. Gibson provides counsel on market expansion. His service on various commissions and boards also provides valuable political and governance perspectives.
William R. Krieble
Mr. Krieble’s long service to the State of Indiana provides the Board with valuable political and governmental perspectives.

Norman L. Lowery
As President and Chief Executive Officer, Mr. Lowery is intimately familiar with our business, our customers and our employees, and he provides the Board with valuable leadership, particularly through his keen insight into the industry and the markets we serve. His legal background also provides a critical element with respect to governance and regulatory issues affecting the Corporation and the Bank. Mr. Lowery also provides valuable counsel to the Board with respect to our strategic initiatives.
Ronald K. Rich
Mr. Rich’s long service in the financial and insurance industries brings specific knowledge of matters affecting the Corporation’s insurance matters. Mr. Rich also possesses valuable insight regarding our markets and our various client bases.
Virginia L. Smith
Ms. Smith provides the Board with valuable insight regarding our market area. Also, as a female business leader, she provides important perspectives on women-owned businesses.
William J. Voges
Mr. Voges’ past service on the boards of financial institutions provides additional perspectives of the issues facing our Board. His legal background, coupled with his past experience, provides tremendous value on legal, governance and regulatory matters. Mr. Voges also complements the Board with his keen strategic insight.
ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings and Attendance

During the year ended December 31, 2017, the Board met 18 times. Each director attended more than 75% of the aggregate of (i) all meetings of the Board held while he or she was a director and (ii) all meetings of committees on which he or she served during the period that he or she served on the committee. Although the Corporation has no formal policy on director attendance at annual meetings of shareholders, they are encouraged to attend such meetings. All directors attended the 2017 Annual Meeting of Shareholders.
Committees

The Board has established a number of committees that facilitate the administration and oversight of the Corporation. Among these committees are the Governance and Nominating, Audit, and Compensation and Employee Benefits Committees.
Governance and Nominating Committee Members consist of B. Guille Cox, Jr., Gregory L. Gibson, Ronald K. Rich (Chairman) and William J. Voges. The Board has determined that Messrs. Cox, Gibson, Rich and Voges are independent under the rules of the NASDAQ Global Select Market. The Governance and Nominating Committee met three times during 2017.
The primary objectives of the Governance and Nominating Committee are to assist the Board in developing and recommending corporate governance policies and guidelines for the Corporation and identifying, evaluating and nominating persons for election to the Board and appointment to the committees of the Board. A copy of the Governance and Nominating Committee Charter is available on the Corporation’s web site at www.first-online.com on the “Investor Relations” page of the “About Us” section of the website under the link “Governance Documents.”
The Governance and Nominating Committee identifies director nominees through referrals, including referrals from management, existing Board members and shareholders. Other than the director qualifications and independence standards established in our Corporate Governance Guidelines, the Governance and Nominating Committee currently does not maintain any formal criteria for selecting directors and will take into consideration a variety of factors and criteria it deems appropriate, with a view toward constituting a Board that possesses the demonstrated senior leadership and management experience to oversee our business. However, in reviewing qualifications for prospective nominees to the Board, the Governance and Nominating Committee generally will take into consideration, among other matters, a candidate’s experiences, skills, expertise, diversity, personal and professional integrity, character, business judgment, time available to serve, dedication, conflicts of interest and ability to oversee the Corporation’s business and affairs. The Governance and Nominating Committee does not evaluate nominees proposed by shareholders any differently than other nominees to the Board.

Audit Committee Members consist of W. Curtis Brighton, Thomas T. Dinkel (Chairman) and Anton H. George. The Board has determined that Messrs. Brighton, Dinkel and George are independent under Securities and Exchange Commission (“SEC”) Rule 10A-3 and the rules of the NASDAQ Global Select Market. The Audit Committee met four times during 2017.
The primary objectives of the Audit Committee are to assist the Board in its oversight of the following matters:

•	The integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm;

•	The performance of our internal audit function and independent registered public accountants;

•	Our compliance with certain applicable legal and regulatory requirements; and

•	Our system of disclosure controls and system of internal controls regarding finance, accounting and legal compliance.

In addition, among other responsibilities, the Audit Committee reviews the Corporation’s accounting functions, the adequacy and effectiveness of the internal controls and internal auditing methods and procedures. A copy of the Audit Committee charter is available on the Corporation’s website at www.first-online.com on the “Investor Relations” page of the “About Us” section of the website under the link “Governance Documents.”
The Board has determined that each member of the Audit Committee is financially sophisticated under the applicable NASDAQ rules. The Board selected the members of the Audit Committee based on the Board’s determination that they are fully qualified to monitor the performance of management, the public disclosures by the Corporation of its financial condition and performance, our internal accounting operations and our independent registered public accountants. In addition, the Audit Committee has the ability on its own to retain independent accountants or other advisors whenever it deems appropriate.
The Board has determined that none of its members currently meets the definition of an “audit committee financial expert” under federal securities laws. To be considered an “audit committee financial expert,” an individual’s past experience generally should include experience in the preparation or audit of comparable public company financial statements, or the supervision of someone in the preparation or audit of comparable public company financial statements. The Board has determined that in order to best fulfill the functions of our Board and our Audit Committee, each member of the Board and the Audit Committee should ideally understand community banking and the local markets in which the Corporation and the Bank do business. Accordingly, potential candidates who have such attributes in addition to having the experience the Board believes is necessary to qualify as “audit committee financial experts” are limited. Further, the Board believes that the addition of an “audit committee financial expert” is not necessary at this time given the level of financial knowledge and experience the current members of the Audit Committee possess.
Compensation and Employee Benefits Committee Members consist of Anton H. George, William R. Krieble, Ronald K. Rich and William J. Voges (Chairman). The Board has determined that Messrs. George, Krieble, Rich and Voges are independent under the rules of the NASDAQ Global Select Market. The Compensation and Employee Benefits Committee met five times during 2017.
The primary objective of the Compensation and Employee Benefits Committee is to review and approve the Corporation’s compensation strategy and the compensation of our executive officers and senior management. In addition, among other responsibilities, the Compensation and Employee Benefits Committee establishes guidelines and oversees the administration of executive compensation plans and arrangements, as well as certain employee benefit plans. A copy of the charter of the Compensation and Employee Benefits Committee is available on the Corporation’s website at www.first-online.com on the “Investor Relations” page of the “About Us” section of the website under the link “Governance Documents.”
Compensation of Directors

The goal of our director compensation package is to attract and retain qualified candidates to serve on the Board. In setting compensation, the Board considers compensation levels of directors of other financial institutions of similar size. Each director of the Corporation is also a director of First Financial Bank, N.A. (the “Bank”), the lead subsidiary bank of the Corporation. The non-employee directors receive director fees from both the Corporation and the Bank. During 2017, nonemployee directors received a $40,000 retainer from the Corporation and a $5,000 retainer from the Bank. During 2017, each non-employee director of the Corporation and the Bank received a fee of $750 for each board meeting attended for the Corporation or the Bank. In addition, Mr. Cox received a fee of $5,000 in connection with his services as Chairman of the Board.

Non-employee directors also receive a fee for each meeting attended of the Audit Committee of $1,000, the Compensation and Employee Benefits Committee of $1,000, the Governance and Nominating Committee of $500 and the Loan Committee of the Bank of $500. No non-employee director served as a director of any other subsidiary of the Corporation.
Employee directors receive no compensation for their service on the boards or board committees of the Corporation and the Bank.
The table below summarizes the compensation paid by the Corporation to each non-employee director for the fiscal year ended December 31, 2017.
Director Compensation

	Fees Earned or
Name	Paid in Cash	Total
W. Curtis Brighton	$82,500	$82,500
B. Guille Cox	84,000	84,000
Thomas Dinkel	82,250	82,250
Anton H. George	81,500	81,500
Gregory L. Gibson	76,000	76,000
William H. Krieble	81,000	81,000
Ronald K. Rich	81,000	81,000
Virginia L. Smith	69,500	69,500
William J. Voges	81,500	81,500

First Financial Corporation Directors’ Deferred Compensation Plan. Prior to 2011, directors of the Corporation and the Bank were permitted to participate in a directors’ deferred compensation plan. Under the plan, a director could elect to defer up to $6,000 of his or her director’s fees each year over a five-year period. The amount of deferred fees was used to purchase an insurance product, of which the Corporation is the beneficiary, that funds benefit payments. An amount equal to the face amount of the policy, in addition to an amount equal to the tax savings the Corporation will receive by obtaining the proceeds from the policy on a tax-free basis, will be paid to the director or his or her beneficiary. Payment will be made to the director or his or her beneficiary in 120 monthly installments beginning on the first day of the month after the earlier of the director’s 65th birthday or death. Each year from the initial date of deferral until payments begin, the Corporation accrues a non-cash expense, which will equal, in the aggregate, the amount of the payments to be made to the director over the ten-year period. For 2017, the allocated cost of the deferred directors’ fees was $94,881. This plan was closed to new participants in 2011. During 2017, no directors deferred amounts under this plan, and those directors who have attained age 65 received payments attributable to previously-deferred amounts under the plan in the following amounts: Mr. Dinkel - $54,000, Mr. Krieble - $10,363, Mr. Norman L. Lowery - $142,414 and Ms. Smith - $74,914.
Director Stock Ownership Guidelines

The Board believes that directors more effectively represent the Corporation’s shareholders if they are shareholders themselves. Therefore, the Board has adopted stock ownership guidelines applicable to all directors, other than Norman L. Lowery, who is subject to the stock ownership guidelines for executive officers discussed under “Compensation Discussion and Analysis.” Under the guidelines, directors must own a number of shares of the Corporation’s common stock equal in value to three times their annual Corporation retainer for services as a director. Additionally, directors may not dispose of shares of Corporation stock until they have satisfied the guidelines. Directors are expected to be in compliance with the stock ownership guidelines not later than five years after the date of their initial election or appointment as a director of the Corporation. In the case of individuals who were directors when the current guidelines became effective, compliance was required by February 21, 2017. All nine of our non-employee directors have met their stock ownership levels under these guidelines.
Anti-Hedging Policy

Hedging and similar monetization transactions by a director or an executive officer can lead to a misalignment between the objectives of that director or executive officer and the objectives of our shareholders. Accordingly, all directors, officers and employees are prohibited from engaging in hedging or monetization transactions with respect to the securities of the Corporation.

Compensation Committee Interlocks and Insider Participation

During 2017, none of the members of the Compensation and Employee Benefits Committee was or is an officer or employee of the Corporation, and no executive officer of the Corporation served or serves on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or on the board of directors of any company that employed or employs any member of the Corporation’s Compensation and Employee Benefits Committee. In addition, no executive officer of the Corporation served or serves on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any company one of whose executive officers serves on our Board, except for Norman L. Lowery, our President and Chief Executive Officer, and Norman D. Lowery, our Chief Operating Officer, who are members of the board of directors of Princeton Mining Company, Inc. and Deep Vein Coal Company, Inc. for which Virginia Smith, one of our directors, served as President during a portion of 2017.
Certain Relationships and Related Transactions
Certain family relationships exist among the directors and executive officers of the Corporation. Norman L. Lowery (the Vice Chairman, President, and Chief Executive Officer of the Corporation and the Bank) is the father of Norman D. Lowery (the Chief Operating Officer of the Corporation and the Bank) and the brother-in-law of Virginia L. Smith (a director of the Corporation and the Bank). There are no arrangements or understandings between any of the directors and executive officers pursuant to which any of them have been selected for their respective positions.
The Audit Committee is responsible for approving any transactions between the Corporation or its subsidiaries and any related party, including loans or extensions of credit and any sale of assets or other financial transactions. Directors and executive officers of the Corporation and their associates were customers of, and have had transactions with, the Corporation and its subsidiaries in the ordinary course of business during 2017. Comparable transactions may be expected to take place in the future. During 2017, various directors and executive officers of the Corporation and their respective associates were indebted to the subsidiary banks from time to time. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for similar transactions with other persons not related to the Corporation and did not involve more than the normal risk of collectability or present other unfavorable features. Loans made to directors and executive officers that are subject to federal banking regulations are exempt from the insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.
Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of the Articles of Incorporation and the Code of Business Conduct and Ethics of the Corporation (the “Code of Ethics”).
The provisions of the Articles of Incorporation apply to contracts or transactions between the Corporation and (i) any director; or (ii) any corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity in which any director has a material financial interest or of which any director is a director, officer or trustee. The provisions of the Code of Ethics apply to the directors, officers and employees of the Corporation.
The Articles of Incorporation provide that a contract or transaction between the Corporation and any of the persons described above is valid for all purposes if the material facts of the contract or transaction and the director’s interest were disclosed or known to the Board, a committee of the Board with authority to act thereon, or the shareholders entitled to vote thereon, and the Board, such committee or such shareholders authorized, approved or ratified the contract or transaction.
The Code of Ethics provides that directors, officers and employees of the Corporation must make business decisions for the Corporation free of conflicting influences. Such persons are expected to avoid situations that may lead to real or apparent material conflicts between such person’s self-interest and such person’s duties or responsibilities as a director, officer or employee of the Corporation. The senior compliance officer is responsible for annually reaffirming compliance with the Code of Ethics by the directors, officers and employees of the Corporation.

INFORMATION ABOUT THE NAMED EXECUTIVE OFFICERS

The name, age, position and business experience of each named executive officer who is not a member of the Board is described below:
Rodger A. McHargue, Age 56
Mr. McHargue is the Chief Financial Officer of the Corporation and the Bank and also the Secretary and Treasurer of the Corporation, serving since 2010. He joined the Corporation in 1994. Prior to that, Mr. McHargue was employed at Bank One Indianapolis for over six years. He received a B.S. degree in Economics and Finance from Indiana State University and an M.B.A. from Indiana State University. He is also a graduate of the ABA Stonier Graduate School of Banking.
Steven H. Holliday, Age 57
Mr. Holliday is the Chief Credit Officer of the Corporation and the Bank, serving since 2012. Prior to joining the Corporation, Mr. Holliday was a Senior Vice President and Commercial Lending Executive at Old National Bancorp. Mr. Holliday received his B.S. in Business from Indiana State University and an M.B.A. from the University of Illinois. He holds a Credit Risk Certification designation through The Risk Management Association and is a graduate of Southern Illinois University School of Banking.
Norman D. Lowery, Age 50
Mr. Lowery is the Chief Operations Officer of the Corporation and the Bank, serving since 2010. He joined the Corporation in 1990 and has held a management position in Private Banking, as well as having been a Trust Investment Officer. Mr. Lowery received his B.A. degree from Indiana University and M.B.A. from Indiana Wesleyan University. Mr. Lowery holds several professional accreditations, including, a Financial Industry Regulatory Authority Series 7 license; Uniform Securities Agent Series 63 license; and a Uniform Investment Adviser Series 65 license. He is also an Accredited Fiduciary Investment Manager. Mr. Lowery is a graduate of the Cannon Financial Institute Trust Investment School and Private Banking School. Mr. Lowery also graduated from the ABA Stonier Graduate School of Banking.
Karen L. Milienu, Age 57
Ms. Milienu is the Chief Branch Banking Officer for the Bank, serving since 2011. She joined the Corporation in 1997 and served as the Human Resources Director. Prior to joining the Corporation Ms. Milienu held positions as an Assistant Manager and various human resources positions at Fort Wayne National Corporation. Ms. Milienu received her B.A. degree from Purdue University and M.S. degree from Indiana University. Ms. Milienu holds several professional accreditations including, Senior Professional in Human Resources, Certified Compensation Professional, Certified Sales/Management Development Trainer, and Certified Sales Trainer.
CORPORATE GOVERNANCE

General

The Corporation aspires to the highest ethical standards for its employees, officers and directors and remains committed to the interests of its shareholders. The Corporation believes it can achieve these objectives with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The Board has adopted policies and procedures designed to foster the appropriate level of corporate governance. Certain of these policies and procedures are discussed below.
Consideration of Director Candidates

The Board seeks directors who represent a variety of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. When searching for new candidates, the Governance and Nominating Committee considers the evolving needs of the Board and searches for candidates who will fill any current or anticipated gaps. The Governance and Nominating Committee generally considers, among other matters, a candidate’s experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time available to serve, dedication, conflicts of interest and ability to oversee the Corporation’s business and affairs. The Governance and Nominating Committee does not have a formal diversity policy; however, both the Board and the Governance and Nominating Committee believe it essential that Board members represent diverse experiences and viewpoints. The Governance and Nominating Committee considers the entirety of each candidate’s credentials. With respect to directors who are nominated for re-election, the Governance and Nominating Committee also considers such director’s previous contributions to the Board.
Board Leadership Structure and Lead Independent Director

Our Board regularly reviews and assesses the effectiveness of our leadership structure and will implement any changes as it deems appropriate. In February 2013, the Board established the size of the Board at ten, effective as of the 2013 annual meeting of shareholders.
We have determined our Chairman of the Board to be independent. Our President and Chief Executive Officer is also a director. The Board has separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Corporation and the day-to-day leadership and performance of the Corporation, while the Chairman provides guidance to the Chief Executive Officer and sets the agenda for and presides over Board meetings.
Eight of our Directors are considered independent under the requirements of the NASDAQ Global Select Market. The Board has appointed the Chairman of our Governance and Nominating Committee, Ronald K. Rich, to serve as our Lead Independent Director to preside at all meetings of the independent directors. As Lead Independent Director, Mr. Rich acts as a liaison between the Board and the Chief Executive Officer. He also develops the agendas for the executive sessions. The independent directors met five times during 2017.
We believe that the separate responsibilities of, and coordination between, our Chairman, Chief Executive Officer and our Lead Independent Director enhances our Board’s oversight of communications with our shareholders and is an effective leadership structure for our circumstances. Our Board also believes that the separately defined roles of the Chairman, Chief Executive Officer and Lead Independent Director provide for effective corporate governance and enable the Chief Executive Officer to focus his time and energy on operating and managing the Corporation while leveraging the experiences and perspectives of the Chairman and Lead Independent Director.
Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of the Corporation’s risks. The Board regularly reviews information regarding the Corporation’s financial results, operations and liquidity, as well as the risks associated with each.
The Audit Committee oversees management of the Corporation’s financial risks, including the oversight of our internal audit function and potential conflicts of interest. The Compensation and Employee Benefits Committee is responsible for overseeing the management of risks relating to the Corporation’s executive compensation plans and arrangements. The Governance and Nominating Committee manages risks associated with the independence of the Board.
The Director’s Enterprise Risk Management Committee and the Enterprise Risk Management Committee advise and assist the Board in its oversight and management of enterprise risk. The Enterprise Risk Management Committee is composed of Board members W. Curtis Brighton, William R. Krieble and Ronald K. Rich, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Credit Officer, Chief Risk Officer, the Chief Compliance Officer, the Chief Branch Banking Officer, the heads of Operations, Human Resources, Loan Review, Auditing, Information Technology, General Counsel, the Security Officer, the Chief Information Security Officer, and a representative from our subsidiary The Morris Plan Company of Terre Haute. The Director’s Enterprise Risk Management Committee is composed of Board members W. Curtis Brighton (Chairman), William R. Krieble, and Ronald K. Rich, who are responsible for, among other matters, coordinating risk management issues with other Board and management level committees as well as establishing and maintaining effective policies, procedures and practices for identifying, measuring and mitigating enterprise risk. The Enterprise Risk Management Committee and the Director’s Enterprise Risk Management Committee receive regular reports from management and meet no less frequently than quarterly to discuss matters relating to the management of the various components of enterprise risk, including credit, interest rate, liquidity, compliance, technology, transaction, reputation and strategic risks.
The Corporation’s and the Bank’s Cyber Security Committees evaluate and oversee the management of risks relating to our information technology infrastructure. The Corporation’s and the Bank’s CRA Committees evaluate and oversee the management of risks relating to our compliance with the Community Reinvestment Act. The Bank’s Fair Lending Committee evaluates and oversees the management of risks relating to our lending policies and practices.

While each committee is responsible for evaluating certain risks and overseeing the management of these risks, the entire Board is regularly informed about such risks through committee reports.
Director Independence

The Board has determined that a majority of the members of the Board, including Messrs. Cox, Krieble, Rich, George, Dinkel, Voges, Brighton and Gibson, are independent, as independence is defined under revised listing standards of the NASDAQ Global Select Market applicable to the Corporation.
Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines containing general principles regarding the functions of the Board and its committees. The Governance and Nominating Committee periodically reviews the Corporate Governance Guidelines and will recommend changes to the Board as it deems appropriate. A copy of the Corporate Governance Guidelines is available on the Corporation’s website at www.first-online.com on the “Investor Relations” page of the “About Us” section of the website under the link “Governance Documents.”
Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of the Corporation’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller. The Corporation intends to disclose any amendments to the Code of Ethics by posting such amendments on its website. In addition, any waivers of the Code of Ethics for directors or executive officers of the Corporation will be disclosed in a report on Form 8-K filed with the SEC. A copy of the Code of Ethics is available on the Corporation’s web site at www.first-online.com on the “Investor Relations” page of the “About Us” section of the website under the link “Governance Documents.”
Communications with Directors

Any shareholder who desires to contact the Chairman of the Board, the Lead Independent Director or the other members of the Board, or who desires to make a recommendation of a director candidate for consideration by the Governance and Nominating Committee, may do so electronically by sending an email to the following address: directors@ffc-in.com. Alternatively, a shareholder can contact the Chairman of the Board, Lead Independent Director, Chairman of the Governance and Nominating Committee or the other members of the Board by writing to: First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808. Communications received electronically or in writing are distributed to the Chairman of the Board, Lead Independent Director, Chairman of the Governance and Nominating Committee or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded by the Secretary to the Chairman of the Audit Committee for review.
Governance Documents

For further information, including electronic versions of our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation and Employee Benefits Committee Charter, and Governance and Nominating Committee Charter, please contact the Secretary of the Corporation, Rodger A. McHargue, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, (812) 238-6000, or visit our website at www.first-online.com on the “Investor Relations” page of the “About Us” section of the website under the link “Governance Documents.”

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee of the Board assisted the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. During 2017, the Audit Committee met four times, and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with management and the independent public accounting firm prior to public release.
In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent public accounting firm a formal written statement describing all relationships between the independent public accounting firm and the Corporation that might bear on the independent public accounting firm’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent public accounting firm any relationships that may impact the independent public accounting firm’s objectivity and independence and satisfied itself as to the independent public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent public accounting firm the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.
The Audit Committee discussed and reviewed with the independent public accounting firm all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) and, with and without management present, discussed and reviewed the results of the independent public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2017, with management and the independent public accounting firm. Management represented to the Audit Committee that the Corporation’s financial statements as of and for the year ended December 31, 2017 were prepared in accordance with accounting principles generally accepted in the United States. Management has the primary responsibility for the preparation of the Corporation’s internal controls and financial statements and the independent public accounting firm has the responsibility for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.
Based on the above-mentioned review and discussions with management and the independent public accounting firm, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in its 2017 Annual Report on Form 10-K for filing with the SEC.

Members of the Audit Committee

Thomas T. Dinkel, Chairman
Anton H. George
W. Curtis Brighton

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for our Named Executive Officers (“NEOs”) listed below. This CD&A also summarizes the Compensation and Employee Benefits Committee’s (“Compensation Committee” or “Committee”) process for making pay decisions, as well as its rationale for specific decisions related to the 2017 performance year.

NEO	Position
Norman L. Lowery	Chief Executive Officer and President (our “CEO”)
Rodger A. McHargue	Chief Financial Officer (our “CFO”)
Norman D. Lowery	Chief Operations Officer (our “COO”)
Steven H. Holliday	Chief Credit Officer
Karen L. Milienu	Chief Branch Banking Officer

EXECUTIVE SUMMARY
Our 2017 Performance
Our 2017 business plan called for us to continue our efforts to grow our business, improve operating performance and position the Corporation for continued growth in the future. We achieved all of our objectives.
Our improved 2017 performance compared to 2016 is not readily apparent from a review of our reported financial results. In 2016, our reported net income and earnings per share included the approximately $5.8 million net gain we realized upon the one-time sale of our insurance subsidiary. Like many others in our industry, our reported 2017 results were negatively impacted by a one-time charge due to the Tax Cuts and Jobs Act (TCJA) which was signed into law in late December. The TCJA required us to revalue our deferred tax assets in light of the lower tax rate and other changes in the TCJA, resulting in a non-cash charge of $6.3 million in the fourth quarter of 2017.
The tables below show our 2016 and 2017 net income and earnings per share (EPS) after eliminating the effect of these one-time items on the reported results. We believe the resulting net income and EPS amounts are more useful when assessing our 2017 performance as compared to 2016.

	Net Income (in millions)		% Growth 2017 vs. 2016
	2016	2017
Net Income, as reported	$38.4	$29.1	-24.2%
2016: Eliminate gain on sale of insurance subsidiary	(5.8)
2017: Eliminate TCJA charge		6.3
Adjusted Net Income (Non-GAAP)	$32.6	$35.4	+8.6%

	Fully Diluted Earnings Per Share (EPS)		% Growth 2017 vs. 2016
	2016	2017
EPS, as reported	$3.12	$2.38	-23.7%
2016: Eliminate gain on sale of insurance subsidiary	(0.47)
2017: Eliminate TCJA charge		0.52
Adjusted EPS (Non-GAAP)	$2.65	$2.90	+9.4%

Due to our performance and as part of our effort to actively manage capital, in December 2017 we paid our shareholders a special dividend of $1.50 per share, bringing dividends paid in 2017 to $2.50 per share.
Additional 2017 performance highlights include the following:

•	Total loans outstanding increased $67.6 million, or 3.68% to $1.90 billion as of December 31, 2017, from $1.84 billion as of December 31, 2016.

•	Total deposits outstanding increased $30.1 million or 1.24% to $2.46 billion from the $2.43 billion as of December 31, 2016.

•	Return on average assets for 2017 was .98% as reported, and 1.17% after eliminating the effect of the $6.3 million TCJA charge.

•	Return on average shareholders’ equity for 2017 was 6.69% as reported, and 8.27% after eliminating the effect of the $6.3 million TCJA charge.

•	Net interest income increased by 2.75% in 2017 from 2016, and net interest margin grew to 4.11% for 2017, up from 4.04% in 2016.

•
Credit quality remained strong as the ratio of net charge-offs to average loans outstanding during 2017 fell to 0.22% from 0.25% during 2016, nonperforming loans decreased 4.4% to $21.7 million as of December 31, 2017 versus $22.7 million as of December 31, 2016, and the ratio of nonperforming loans to total loans and leases was 1.14% as of December 31, 2017 versus 1.23% as of December 31, 2016.

2017 Shareholder Engagement and Say-On-Pay
At our 2017 annual meeting, we held a non-binding advisory vote on the compensation of our NEOs. This type of vote is commonly referred to as “Say-On-Pay.” We carefully consider the results of our shareholder Say-on-Pay vote from the previous year. At the meeting, approximately 89% of votes cast were in favor of approving the compensation of our NEOs. We interpreted this result as a strong endorsement of our compensation program’s design and direction. We continue to seek and highly value the perspectives of our investors and take into account feedback as our executive compensation program continues to evolve over time. Most importantly, we are committed to ensuring that our ongoing program is designed in the best interests of both our shareholders and executives.

Best Compensation Pay Policies & Practices
Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, enhance our pay-for-performance philosophy and further align our executives’ interests with those of our shareholders:

	WHAT WE DO		WHAT WE DO NOT DO
✓	Significant emphasis on performance-based, “at-risk” compensation	x	No non-performance based incentive awards
✓	Incentive award metrics that are objective and tied to key company performance metrics.	x	No hedging transactions by executive officers or directors
✓	Equity awards granted based on performance and which vest over three years to promote retention	x	No excise tax gross-ups in our employment agreements
✓	Compensation recoupment “claw-back” policy.	x	No automatic renewal (“evergreen”) provisions in our employment agreements.
✓	Share ownership guidelines (for executives and directors)	x	No “single trigger” change in control severance
✓	Maintain target total cash compensation and target total direct compensation for our Named Executive Officers which, in aggregate, is aligned with market-competitive levels.
2017 Compensation Actions
Our shareholders approved our say-on-pay vote in 2016 by a lower percentage than prior years. In response, the Compensation Committee modified the 2017 performance goals under our annual and long-term incentive plans, as follows:

•	The design of the CEO’s short-term incentive compensation was simplified to focus on two key Corporation metrics: net income, weighted 60% and efficiency ratio, weighted 40%.

•
The target performance levels under our short-term incentive plan for both the net income and efficiency ratio measures for the CEO and our other NEOs were set at 105% of our 2017 business plan. As a result, for our CEO and other NEOs to earn a target short-term incentive payout, net income and efficiency ratio results would have to be substantially above our business plan. For 2016 and prior years, a target short-term incentive was earned for performance equal to our business plan.

•
Performance goals for three of the four measures under the long-term incentive plan applicable to the CEO, CFO and COO similarly required 2017 performance to be 105% above the business plan. This additional stretch applied to the return on assets, return on equity and earnings per share (“EPS”) measures. The fourth measure, tangible book value, had a performance target aligned with the business plan.

Our 2017 business plan and the performance goals for our short- and long-term incentive plans did not anticipate the TCJA-related charge we recognized at the end of 2017 or the special, $1.50 dividend we paid to our shareholders during the fourth quarter of 2017. The Compensation Committee determined it to be fair, appropriate and consistent with the purposes of our incentive plans to eliminate the effect of these two items on our financial results in assessing management’s performance against our performance goals.

As a result, the Compensation Committee took the following actions concerning the compensation of our CEO and other NEOs.

•
Base Salaries. We made base salary increases in 2017 based on individual performance and experience considerations for each executive and for our NEOs other than the CEO, in continuation of our multi-year steps to better align the base salaries of those NEOs with our peer banks and other competitors. Prior to these adjustments, those executives, were paid base salaries below the market median identified by the Committee’s independent compensation consultant.

•
Short-Term Incentive Compensation. Under our short-term incentive plan (“STIP”), we used two Corporation-wide performance measures - net income and efficiency ratio - to assess the performance of our CEO. For our other NEOs, Bank-level net income and efficiency ratio, controllable Bank departmental and additional Bank measures were used. As shown in the tables on pages 26-27, the combination of adjusted, above-target and target performance on most of the performance measures (with the exception of below target performance on loan and deposit growth), resulted in a STIP payout at 105.95% of target for our CEO, and payouts ranging from 83.65% to 111.59% of target for the other NEOs.

•
Long-Term Incentive Compensation. We make awards to our CEO and other NEOs under our performance-based long-term equity incentive plan (“LTIP”) in February of each year based on how we have performed against certain performance measures over the prior three-year period. For 2017 performance, we used four measures - return on assets, return on equity, tangible book value and EPS. We made awards in February 2018 based on performance through 2017. As shown in the table on page 29, except for tangible book value for which we performed slightly below target, we achieved performance above target in each of these categories. This resulted in LTIP awards of approximately 106% of target for the CEO and 104% to 106% of target for the other NEOs.

2017 CEO Compensation At-A-Glance
The total direct compensation (base salary, STIP and LTIP) of our CEO for 2017 was approximately 4.5% higher than his total direct compensation in 2016 based on the following:

•	The CEO’s base salary increased 2.9% in 2017, in line with the overall salary increases for our workforce.

•	Although our 2017 performance was better than 2016, the CEO’s STIP payout as a percentage of target was less for 2017 than 2016, reflecting the impact of the stretch goals implemented for 2017.

•	The 2017 LTIP payout percentage of 105.76% was aligned with the Corporation’s consistent business performance.

Notwithstanding the slight increase in our CEO’s total direct compensation, the 2017 total compensation of our CEO reported in the Summary Compensation Table (SCT) on page 33 shows a substantial increase from the total compensation reported for 2016. The increase in reported compensation is due almost entirely to the amount reported as the year-to-year increase in the actuarial value of accumulated retirement benefits under our long-standing pension plans. For 2017, the increase in the actuarial value is primarily attributable to a significant drop in the interest rate used to compute such liabilities to 3.60% from the 4.14% applicable in 2016, and the decline in our CEO’s ESOP balance, which is an offset to these liabilities, caused by the decline in stock price during 2017. The increase in present value of the liabilities is not a current cash payment, nor does it represent incremental compensation awarded to our CEO by the Committee.

WHAT GUIDES OUR EXECUTIVE COMPENSATION PROGRAM
Compensation Philosophy
Our goal is to maintain a competitive, balanced compensation program that rewards our NEOs for current year performance and for the creation of long-term shareholder value, without exposing the Corporation to unreasonable risk, including credit, interest rate, liquidity, reputation, compliance, and transaction risk. Our executive compensation philosophy is grounded on three fundamental principles:

Principle	Goal	How It Is Accomplished
Pay for Performance	Drive performance relative to our financial goals, balancing short-term operational objectives with long-term strategic goals.
Establish corporate, departmental, and individual goals consistent with our strategic plan and budget that provide the basis for the short and long-term metrics used to measure our success and the value that we create for shareholders.

Competitiveness	Pay at levels that will attract, motivate, and retain highly-qualified, talented executives who are focused on the long-term best interests of our shareholders.	Reward our executives for Corporation, Bank and individual performance. Align compensation and variable incentives with measurable, objective, business results and appropriate risk management.
Shareholder Alignment	Reinforce a culture of ownership and long-term commitment to shareholder value creation.	NEOs are required to be shareholders and own a minimum level of Company stock throughout their employment. The size of LTIP awards are based entirely on performance and vest over a three-year period.

Total Direct Compensation and Its Components
To encourage our NEOs to execute our business plan and create shareholder value, we seek to align each executive’s compensation with our short-term and long-term financial goals. We focus on total direct compensation, which is the sum of base salary, short-term incentives, and long-term equity-based incentives. Our total direct compensation is weighted heavily toward results, with a substantial portion of direct total compensation “at risk,”
The following table shows the principal components of total direct compensation, each one contributing to the accomplishment of our compensation program goals:

Component	Role
Base Salary
Fixed cash compensation based on competitive pay levels, the executive’s performance, level of responsibility, experience and tenure to facilitate the acquisition and retention of talented, experienced management.

Short-Term Incentive (“STIP”)
Annual variable compensation, payable in cash, based on the achievement of pre-determined objective, corporate or bank performance goals to reward execution and performance which support and drive shareholder value.

Long-Term Incentive (“LTIP”)
Equity compensation awarded in February of each year based on the achievement of pre-established, long-term, objective, performance goals over a three-year period to align the executive’s compensation with the prudent management of the Corporation’s assets and earnings growth objectives.

Pay Mix
The charts below show the target total direct compensation of our CEO and our other NEOs for fiscal 2017. These charts illustrate that a large portion of NEO total direct compensation is variable (52% for our CEO and an average of 40% for our other NEOs).
THE PROCESS FOR SETTING EXECUTIVE COMPENSATION
Role of the Compensation and Employee Benefits Committee
The Compensation Committee is responsible for determining our executive compensation philosophy and the establishment, implementation, and monitoring of our executive compensation program. The Committee is composed entirely of independent Directors as determined under the rules of the NASDAQ Global Select market.
Each year, the Compensation Committee reviews our executive compensation program to assure that the program and the compensation for each NEO are consistent with our compensation philosophy and, specifically, that a substantial portion of our NEOs’ compensation is paid only if pre-established objective performance goals are met or exceeded. In exercising its duties, the Committee considers all elements of our executive compensation program, as well as individual performance, Corporation and Bank performance, and market compensation considerations.
The Compensation Committee determines the appropriate allocation of each NEO’s potential compensation among base salary, short-term incentive compensation, long-term incentive compensation, and other components. Based on our strategic plan and budget, the Committee sets the appropriate goals and measures under the STIP and LTIP and communicates those goals and measures to covered NEOs in February.
Each year, the Compensation Committee also reviews our performance compared to short-term and long-term objectives, reviews our executive officer pay practices, evaluates risks associated with our executive compensation program, and approves all awards under our short-term and long-term incentive plans. The Committee reports its decisions to the Board.

Setting Performance Goals
In analyzing financial measures and determining the performance goals for the year, the Compensation Committee spends significant time reviewing the Corporation’s annual strategic plan and budget, which were approved by the Board in November and December of the preceding year. The Committee establishes a target performance goal for performance measures determined to be important to the Corporation’s, the Bank’s or a department’s overall performance for the coming year. The performance goal for each of the performance measures is intended to be a stretch goal achievable through sustained execution of the strategic plan, with certain target goals set at 105% of plan. The Committee assigns weights to each of performance measures, with areas of focus for achieving greater overall performance assigned higher weightings. To focus management on sustaining its continued, disciplined execution and continuing earnings growth, more weight was assigned to income and expense-related measures.

Role of Management
Each year, prior to any adjustments in compensation, our CEO provides the Compensation Committee with a review of our strategic and financial performance and the compensation and performance of all NEOs other than himself. The CEO may make recommendations regarding the compensation of those NEOs to the Committee for review and approval. The Committee generally requests information relevant to its determinations from Corporation personnel, including our Chief Financial Officer. However, no NEO other than our CEO attends Committee meetings. The Committee invites our CEO to attend its meetings at which it discusses the compensation of NEOs, however, our CEO does not attend the portion of Committee meetings at which his compensation is discussed. The Corporation’s Human Resources Management provides information and other support to our CEO and the Committee in connection with the Committee’s deliberations.
Role of Outside Consultants
The Compensation Committee is authorized to retain its own advisors. For 2017, the Committee retained Pearl Meyer to serve as its independent compensation consultant. The Committee chose Pearl Meyer based upon the firm’s strong experience and reputation in working with banking organizations. Under its engagement letter, Pearl Meyer acknowledged that the firm was retained by and performs its services for the Committee. The Committee reviewed information provided by Pearl Meyer and did not identify conflicts of interest relating to Pearl Meyer’s work for the Committee. In performing work for the Committee, Pearl Meyer interacts with management as part of the process for developing information and data required by the Committee. Pearl Meyer has advised the Committee that our executive compensation program is generally aligned with market practice, and that total cash compensation (base salary and STIP) and total direct compensation (base salary, STIP and LTIP) approximates the peer group median.
The Role of the Compensation Peer Group
For purposes of helping the Compensation Committee make decisions about setting compensation levels, Pearl Meyer, with input from management, developed the following peer group of regional banks for 2017:

Compensation Peer Group
1st Source Corporation	Great Southern Bancorp Inc.
City Holding Co.	Horizon Bancorp
CNB Financial Corp.	Independent Bank Corporation
Community Trust Bancorp, Inc.	Lakeland Financial Corp.
First Busey Corporation	Macatawa Bank Corporation
First Mid-Illinois Bancshares, Inc.	MidWest One Financial Group, Inc
German American Bancorp Inc.	Peoples Bancorp, Inc.

The Compensation Committee, Pearl Meyer and management believe these companies represent a good cross-section of similarly-sized financial institutions which, like us, operate significant branch networks outside of metropolitan areas.
In its review, Pearl Meyer also found the design of the Corporation’s executive compensation program to be generally consistent with market best practices and the design of the peers. Pearl Meyer noted that the total direct compensation of our NEOs approximates market median levels. The market median levels developed by Pearl Meyer reflected data from the peer group, as well as published compensation data. The Compensation Committee reviews market data in establishing compensation levels, but it does not tie its determinations to a particular benchmark.
2017 NEO COMPENSATION
Elements of Compensation
Base Salary. Base salary is a fixed component of total cash compensation. The Compensation Committee attempts to set base salaries for a particular executive position at a level that recognizes the executive’s contributions and importance to the organization, and will facilitate the attraction and retention of a skilled management team.
The starting point for determining any adjustments to a NEO’s base salary is the annual increase in the Corporation’s annual salary pool approved by the full Board. Individual base salary increases for all employees, including the NEOs, are awarded as allocations from that salary pool. In establishing the amount of the pool, the Compensation Committee and the

Board consider general economic conditions (such as inflation and recessionary factors), the performance of the Corporation and the Bank, and other sources of information.
The Compensation Committee adjusts the base salary of a NEO after reviewing his or her performance over the past fiscal year. The Committee’s review focuses on the NEO’s attainment of pre-determined, objective performance goals, supervisory skills, dependability, initiative, skill level, and overall value to the Corporation. The Committee considers all of these factors as a whole, without giving a pre-established weighting to any particular factor, and determines any adjustment to the NEO’s base salary.
In addition, the Compensation Committee considers the base salaries of our NEOs relative to benchmarking data and recommendations provided by its independent compensation consultant.
The table below shows the base salary increases for 2017, which were higher than the salary pool percentage for all NEOs except the CEO, due primarily to the continuation of staged increases in response to below market base salary positioning prior to the adjustments.

NEO	2016 Base Salary	2017 Base Salary	% Change
Norman L. Lowery	$654,300	$673,000	2.86%
Rodger A. McHargue	$232,500	$247,300	6.37%
Norman D. Lowery	$240,400	$270,120	12.55%
Steven H. Holliday	$221,400	$231,147	4.4%
Karen L. Milienu	$175,200	$194,743	11.15%

Short-Term Incentive Compensation. The Compensation Committee makes annual incentive awards to the NEOs and other management employees pursuant to the STIP. Each year, the Committee establishes and approves the target award levels for each NEO, performance goals for various Corporation, Bank or departmental performance measures, the relative weight accorded to each performance goal.
Target Award Levels. The target award amounts for 2017 are set forth in the following table. The target award amounts, as a percentage of base salary, are slightly below the benchmarked market median.

NEO	2017 Target Award Level (% of base salary)	2017 Target Award Level ($)
Norman L. Lowery	46.4%	$312,272
Rodger A. McHargue	35%	$88,561
Norman D. Lowery	35%	$95,542
Steven H. Holliday	35%	$80,901
Karen L. Milienu	25%	$48,686

Performance Goals, Measures, and Scorecard Results. The STIP uses a “scorecard” approach. Here’s how it works:

•	The amount of the STIP award earned is determined based on an overall score.

•	The overall score is the sum of the weighted scores achieved for each of the performance measures.

•	The weighted score is based on the score for the particular performance measure multiplied by the weight assigned to that measure.

•	A score of 100% is earned for a performance measure by achieving the target performance goal for that measure. A score above or below 100% is earned for performance above or below the goal.

•	The amount of the STIP earned is determined by multiplying the overall score (the sum of the performance scores for the performance measures) times the executive’s target bonus amount.

•	No STIP award is earned if the overall score is less than 80%. The maximum overall score is 125% for the CEO and 120% for the other NEOs.

In February 2017, the Compensation Committee established goals based upon the Board-approved business plan and budgets.
For our CEO, Mr. Norman L. Lowery, the performance measures related to Corporation-wide performance, and both targets were set at 105% above the 2017 business plan to incorporate additional stretch to achieve a target level payout. As noted, our 2017 business plan and the resulting performance goals did not anticipate the impact of the accounting charge we recognized at the end of 2017 due to the TCJA. The Committee eliminated the effect of the TCJA accounting charge when assessing management’s performance against the short-term incentive performance goals.
The table below provides an overview of Mr. Lowery’s performance measures and their respective, target performance goals, the results (adjusted to eliminate the impact of the TCJA accounting charge), and levels of achievement against the goals, weightings and resulting scores.
Mr. Norman L. Lowery: 2017 Scorecard

Performance Measure	Target Goal ($000)	Result, as adjusted ($000)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Net Income	$32,915	$35,413	107.59%	60%	64.55%
Efficiency Ratio	63.88%	61.72%	103.49%	40%	41.40%
Overall Score					105.95%

The performance measures for the other NEOs are tied to Bank and/or departmental performance. For each of these NEOs, the net income and efficiency ratio targets reflected 105% of the Bank’s business plan. The tables below provide an overview of the performance measures and their respective, target performance goals, results (adjusted to eliminate the effect of the TCJA-charge), and levels of achievement against the goals, weightings and resulting scores for the other NEOs.
Mr. Rodger McHargue: 2017 Scorecard

Performance Measure	Target Goal ($000)	Result, as adjusted ($000)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Net Income	$29,356	$33,012	112.45%	50%	56.23%
Efficiency Ratio	65.66%	63.71%	103.06%	25%	25.77%
Dept. Controllable	$546	$561	97.41%	25%	24.35%
Overall Score					106.35%

Mr. Norman D. Lowery: 2017 Scorecard

Performance Measure	Target Goal ($000)	Result, as adjusted ($000)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Net Income	$29,356	$33,012	112.45%	50%	56.23%
Efficiency Ratio	65.66%	63.71%	103.06%	25%	25.77%
Dept. Controllable	$5,565	$5,209	106.83%	25%	26.71%
Overall Score					108.70%

Mr. Steve Holliday: 2017 Scorecard

Performance Measure	Target Goal ($000)	Result, as adjusted ($000)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Net Income	$29,356	$33,012	112.45%	40%	44.98%
Efficiency Ratio	65.66%	63.71%	103.06%	20%	20.61%
Non-Performing Loans	1.90%	1.36%	139.71%	5%	6.99%
Delinquency	1.00%	0.75%	133.33%	5%	6.67%
Total Loan Controllable	$68,780	$66,741	97.04%	10%	9.70%
Total Loan Growth	5.78%	3.75%	64.76%	10%	6.48%
Net Charge-Offs/Loans	0.18%	0.08%	225.00%	5%	11.25%
Total Loan NIM	2.90%	2.85%	98.28%	5%	4.91%
Overall Score					111.59%

Ms. Karen Milienu: 2017 Scorecard

Performance Measure	Target Goal ($000)	Result, as adjusted ($000)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Net Income	$29,356	$33,012	112.45%	20%	22.49%
Return on Assets	0.98%	1.14%	115.94%	20%	23.19%
Return on Equity	7.26%	8.15%	112.20%	20%	22.44%
Product Controllable	$23,351	$22,563	96.62%	10%	9.66%
IL Growth	6.00%	2.51%	41.89%	10%	4.19%
Deposit Growth	4.35%	0.37%	8.40%	20%	1.68%
Overall Score					83.65%

2017 STIP Payouts. The NEOs were awarded the following STIP awards based on their overall scorecard results as follows:

NEO	2017 Target Award Level (% of base salary)	2017 Target Award Level ($)	Overall Scorecard Result	Actual STIP Earned ($)
Norman L. Lowery	46.4%	$312,272	105.95%	$330,853
Rodger A. McHargue	35%	$88,561	106.35%	$94,180
Norman D. Lowery	35%	$95,542	108.70%	$102,767
Steven H. Holliday	35%	$80,901	111.59%	$90,277
Karen L. Milienu	25%	$48,686	83.65%	$40,726
Note: Figures may not calculate exactly due to rounding of scorecard results in the table to two decimal points.

Long-Term Incentive Compensation. Our NEOs are eligible receive LTIP awards under our shareholder-approved First Financial Corporation 2011 Equity Incentive Plan. The size of each LTIP award depends on two key factors: 1) the NEO’s target award level, which is stated as a percentage of base salary; and 2) the Corporation’s or Bank’s performance during the preceding three years measured against the goals established by the Compensation Committee.
The performance-based LTIP awards are made in restricted stock having value equal to the LTIP award earned. The restricted stock vests in three equal installments beginning on December 31 of the year of the grant and the following two years. The Compensation Committee believes the use of performance criteria for determining the size of the LTIP award, followed by a three-year vesting schedule, reinforces both the long-term incentive and retention purposes of the LTIP award while establishing an appropriate balance of risk and incentive.

Target Award Levels. The LTIP award target for awards granted in February 2018 based on performance through 2017 are set forth in the table below. In aggregate, these target award amounts, as a percentage of base salary, are aligned with the market median, but vary above or below median on an individual basis.

NEO	2017 Target Award Level
Norman L. Lowery	60%
Rodger A. McHargue	40%
Norman D. Lowery	40%
Steven H. Holliday	40%
Karen L. Milienu	20%
Performance Measures. For the three-year performance period ending December 31, 2017 (“2015-2017 performance period”), the Compensation Committee approved the following performance measures on which to base LTIP award: return on average assets, return on average equity, tangible book value and EPS.
The Compensation Committee establishes a performance goal for each of these measures based on the Corporation’s and Bank’s strategic plan and budgets, and weights the goals based on the Committee’s assessment of the relative importance of the measure to overall shareholder value. The amount of an NEO’s LTIP award is based on the overall score achieved and the NEO’s LTIP award target.
The amount of LTIP earned for the 2015 - 2017 performance period by each NEO reflects both the target award opportunity for each NEO and the overall performance result. In accordance with SEC disclosure rules, the LTIP award based on performance through December 31, 2017 and granted in February 2018 will be reported in the 2019 proxy statement.
For our CEO, Mr. Norman L. Lowery, the performance measures relate to Corporation-wide performance. The table below provides an overview of Mr. Lowery’s performance measures and their respective, target performance goals, results (as adjusted to remove the effect of the TJCA charge and, in the case of the tangible book value metric, the special dividend), and levels of achievement against the goals, weightings and resulting scores for the LTIP awards granted in February 2018 based on performance through the end of 2017.
Mr. Norman L. Lowery: 2015 - 2017 Scorecard

Performance Measure	Target Goal	Result (as adjusted)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Return on Assets	1.06%	1.17%	110.33%	20%	22.07%
Return on Equity	7.70%	8.27%	107.45%	15%	16.12%
Tangible Book Value	$33.31	$33.14	99.49%	30%	29.85%
EPS	$2.69	$2.90	107.81%	35%	37.73%
Overall Score					105.76%

The performance measures for the other NEOs, other than tangible book value and EPS, are tied to Bank performance. The table below provides a summary of the performance measures and their respective, target performance goals, actual results, and levels of achievement against the goals, weightings and resulting scores for the LTIP awards granted in February 2018 to all the NEOs (other than the CEO) based on performance through the end of 2017.
2015-2017 LTIP Scorecard for Mr. McHargue and Mr. Norman D. Lowery.

Performance Measure	Target Goal	Result (as adjusted)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Return on Assets	0.97%	1.02%	105.59%	20%	21.12%
Return on Equity	7.42%	7.69%	103.59%	15%	15.54%
Tangible Book Value	$33.31	$33.14	99.49%	30%	29.85%
EPS	$2.69	$2.90	107.81%	35%	37.73%
Overall Score					104.24%

2015-2017 LTIP Scorecard for Mr. Holliday and Ms. Milienu.

Performance Measure	Target Goal	Result (as adjusted)	Level of Achievement (% of Goal)	Weighting	Resulting Score
Return on Assets	0.97%	1.02%	105.59%	20%	21.12%
Return on Equity	7.42%	7.69%	103.59%	15%	15.54%
Tangible Book Value	$33.31	$33.14	99.49%	30%	29.85%
EPS	$2.57	$2.90	112.84%	35%	39.49%
Overall Score					106.00%

2017 LTIP Grants. The NEOs earned the following LTIP awards based on their overall scorecard results as follows:

NEO	Target Award Level (% of base salary)	Target Award Level ($)	Overall Scorecard Result	Actual LTIP Awarded ($)
Norman L. Lowery	60%	$403,800	105.76%	$427,067
Rodger A. McHargue	40%	$101,212	104.24%	$105,499
Norman D. Lowery	40%	$108,048	104.24%	$112,624
Steven H. Holliday	40%	$92,459	106.00%	$98,004
Karen L. Milienu	20%	$38,949	106.00%	$41,285

OTHER PRACTICES, POLICIES & GUIDELINES
Retirement Benefits
We believe retirement and other post-employment benefits can be a powerful motivational tool for attracting and retaining key executives, including the NEOs.
Our three qualified retirement plans are the First Financial Corporation 401(k) Savings Plan (“Savings Plan”), the First Financial Corporation Stock Ownership Plan (“ESOP”), and the First Financial Corporation Employees’ Pension Plan (“Pension Plan”).
Savings Plan. The Savings Plan allows eligible employees to contribute a portion of their compensation on a before-tax basis. Participants may direct the investment of their plan accounts among a diversified range of investment options. For those participants who are not eligible for future benefit accruals under the Pension Plan, the Corporation may, in its discretion, match the participant’s contributions (up to 4% of compensation) and make non-matching contributions.

ESOP. The Corporation and its participating subsidiaries and affiliates may make contributions to the ESOP in the form of Corporation stock or cash to be invested primarily in Corporation stock. The amount of any contributions is determined by the Board of the Corporation. The value of a participating employee’s benefit under the ESOP depends on the value of the shares of Corporation stock and any other amounts allocated to his or her account.
Pension Plan. The Pension Plan is a defined benefit plan that provides each participant with a benefit based on the participant’s compensation and service, which is then offset by the value of the participant’s benefit under the ESOP. This type of arrangement is commonly referred to as a floor-offset arrangement. Future accruals under the Pension Plan were frozen for participants at the end of 2012, except for certain long-service, retirement-eligible or other employees who were grandfathered at that time. Each of our CEO and other NEOs, other than Mr. Holliday, continue to accrue benefits under the Pension Plan.
Internal Revenue Code limits on the amount of benefits that may be earned under qualified plans can result in highly paid individuals, such as our executive officers, including the NEOs, receiving a substantially lower benefit (as a percentage of compensation) than other participating employees. We have adopted nonqualified retirement plans to make-up for these benefit reductions. Information relating to qualified and nonqualified plans accompanies the “Pension Benefits” table and the “Nonqualified Deferred Compensation” table on page 36.
Perquisites
The Corporation provides limited perquisites to executive officers; however, it does sponsor a life insurance program for the NEOs of the Bank. Under the life insurance program, the Bank purchased a whole life insurance policy on behalf of, and pays the premiums on behalf of, each executive officer of the Bank. The policy is owned by the individual and is intended to be fully paid at age 65 for those who were 55 or older, and at age 60 for those who were less than 55 years of age at the time the individual joined the Bank.
Assessment of Incentives for Excessive Risk-Taking
Each year, the Compensation Committee evaluates the material operational risks to the Corporation, which include credit, interest rate, liquidity, reputation, compliance, and transaction risk as well as the added potential for loss that could result from any of our compensation programs. The Committee also charges the Corporation’s General Auditor with performing a risk assessment of the incentive compensation program. Based on a review of these risks and the report of the General Auditor, the Committee has determined that the Corporation’s compensation arrangements and policies do not encourage excessive risk-taking.
Share Ownership and Retention Guidelines
Share ownership and retention guidelines help to foster a focus on long-term growth. The Board has adopted stock ownership guidelines applicable to our NEOs. Under those guidelines, our CEO is required to own a number of shares of the Corporation’s common stock equal in value to $500,000, and other NEOs are required to own a number of shares equal in value to $150,000. Except for purposes of exercising statutory diversification rights under the ESOP, our covered executives may not dispose of shares until they have satisfied the guidelines. Covered executives are expected to comply with the guidelines as soon as practicable, and in no event later than five years after the date they become a covered executive. In the case of individuals who were covered executives when the guidelines became effective, compliance is required within five years of the effective date. Messrs. Norman L. Lowery, McHargue, Norman D. Lowery, Holliday and Ms. Milienu currently meet the guidelines.
Prohibition on Hedging
Our NEOs and directors are prohibited from engaging in hedging or monetization transactions with respect to the securities of the Corporation.
Executive Compensation Recovery Policy
We can recover or “claw back” all or a portion of an incentive compensation payment which was based on erroneous data due to our material noncompliance with any financial reporting requirement under securities laws which resulted in an accounting restatement. The claw back applies to incentive compensation described above which was paid within three years preceding the date of the accounting restatement. In that instance, the participant is required to repay the excess amount which would not have been paid to the participant but for the accounting restatement.

Tax Deductibility Cap on Executive Compensation
For 2017, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to public companies for annual compensation over $1 million, other than qualifying performance-based compensation, paid to each of a company’s CEO and NEOs (other than the Chief Financial Officer). The amount of annual base salary and STIP paid to our CEO and other covered NEOs has generally been below the $1 million deduction limitation. However, LTI and other compensation paid may not be deductible because it exceeds the limitation or did not meet the performance-based or other requirements for deductibility under Section 162(m). Effective for 2018 and subsequent years the TCJA amended Section 162(m) to, among other things, extend the deduction limitation to the Chief Financial Officer and eliminate the exception for performance-based compensation.
Compensation Committee Report
The Compensation and Employee Benefits Committee of the Corporation has reviewed and discussed this Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation and Employee Benefits Committee:

William J. Voges, Chairman
Anton H. George
William R. Krieble
Ronald K. Rich

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer, the chief financial officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer (collectively, the “Named Executive Officers”) during the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)		Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Norman L. Lowery,	2017	673,000		431,983	330,853	897,221	181,897	2,514,954
Chief Executive Officer,	2016	654,300		389,223	329,717	—	136,177	1,509,417
First Financial Bank, N.A. and	2015	642,300		388,587	276,286	656,290	92,868	2,056,331
First Financial Corporation

Rodger A. McHargue,	2017	253,030	(5)	101,572	94,180	226,257	31,713	706,752
Chief Financial Officer,	2016	232,500		85,892	80,482	54,872	25,082	478,828
First Financial Bank, N.A. and	2015	211,300		82,750	67,447	107,839	22,610	491,946
First Financial Corporation

Steven H. Holliday,	2017	231,347	(6)	96,622	90,277	—	43,325	461,571
Chief Credit Officer	2016	221,400		85,364	84,259	—	40,246	431,269
First Financial Bank, N.A. and	2015	210,200		82,253	74,571	—	34,645	401,669
First Financial Corporation

Norman D. Lowery,	2017	270,120		105,028	102,767	150,959	35,472	664,346
Chief Operating Officer,	2016	240,400		85,364	83,833	—	25,579	435,176
First Financial Bank, N.A. and	2015	210,000		82,253	67,263	70,195	26,730	456,441
First Financial Corporation

Karen L. Milienu,	2017	194,743		38,247	40,726	173,488	18,807	466,011
Director of Branch Banking,	2016	175,200		31,707	35,339	53,696	15,313	311,255
First Financial Bank, N.A	2015	156,000		30,845	31,254	89,464	15,241	322,804

(1)
The amounts in this column represent the aggregate grant date fair values of the restricted stock awarded in 2017 based on prior years’ performance, determined pursuant to FASB ASC Topic 718. These amounts do not reflect whether the recipient will realize a financial benefit from the awards (such as becoming vested over the three-year graded vesting period). The grant date fair values have been determined based on the assumptions and methodologies set forth in the Corporation’s 2017 Annual Report on Form 10-K (note [16]).

(2)	The amounts in this column reflect amounts earned under the STIP.

(3)
The amounts in this column do not reflect amounts paid. The amounts reflect the actuarial increase in the present value of the named executive officers’ benefits under the Pension Plan and our nonqualified defined benefit plans (“ESRP” and “2005 ESRP”), determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements.

(4)
For 2017, includes (i) the premiums paid by the Corporation pursuant to a life insurance program for named executive officers of $31,738 for Norman L. Lowery, $3,477 for Mr. McHargue, $4,140 for Mr. Holliday, $683 for Mr. Norman D. Lowery and $600 for Ms. Milienu; (ii) amounts contributed by the Corporation under the 2005 non-qualified defined contribution plan (“2005 EDC”), which were $79,535 for Norman L. Lowery, $3,211 for Mr. McHargue, $1,866 for Mr. Holliday and $4,671 for Norman D. Lowery; (iii) dividends on restricted stock which were $48,115 for Norman L. Lowery, $10,787 for Mr. McHargue, $10,532 for Mr. Holliday, $10,892 for Mr. Norman D. Lowery and $4,021 for Ms. Milienu; (iv) miscellaneous perquisites of less than $10,000; and (v) ESOP account allocations as follows: $13,516 for Mr. Norman L. Lowery; $13,516 for Mr. McHargue; $13,516 for Mr. Norman D. Lowery; $8,082 for Mr. Holliday; and $11,673 for Ms. Milienu. Also includes $10,800 for Mr. Holliday for the 401(k) matching contribution.

(5)
Includes $4,800 for service as a director of Portfolio Management Specialist A (a subsidiary of the Bank), Portfolio Management Specialist B (an indirect subsidiary of the Bank) and Global Portfolio Limited Partnership (an indirect subsidiary of the Bank), and $500 for service as a director of FFB Risk Management Company, Inc. (a subsidiary of the Corporation).

(6)	Includes $200 for service as a manager of First Financial Real Estate LLP (a real estate investment trust of the Bank).

Grants of Plan-Based Awards

The following table sets forth the plan-based grants during the fiscal year ended December 31, 2017, consisting of opportunities for cash awards under the 2011 Short-Term Incentive Compensation Plan (the “2011 STIP”) and equity grants under the 2011 Omnibus Equity Incentive Plan (the “2011 EIP”), which are discussed in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

						All Other Stock Awards: Number of Shares of Stock or Units(2)	Mean Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock Awards(3) ($)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Plan Name	Threshold ($)	Target ($)	Maximum ($)
Norman L. Lowery		2011 STIP	249,683	312,272	390,340
	2/7/2017	2011 EIP				9,250	46.70	431,975
Rodger A. McHargue		2011 STIP	70,848	88,561	106,272
	2/7/2017	2011 EIP				2,175	46.70	101,572
Steven H. Holliday		2011 STIP	64,721	80,901	97,082
	2/7/2017	2011 EIP				2,069	46.70	96,622
Norman D. Lowery		2011 STIP	75,634	94,542	113,450
	2/7/2017	2011 EIP				2,249	46.70	105,028
Karen L. Milienu		2011 STIP	38,949	48,686	53,554
	2/7/2017	2011 EIP				819	46.70	38,247

(1)
The amounts in these columns represent the threshold, target and maximum fiscal year 2017 awards available under the 2011 STIP. To receive a payout under the 2011 STIP, a participant must remain employed with the Corporation through the date payment is made, which is within 75 days of the end of the performance period, except in the case of death, disability, retirement, termination without cause or resignation for good reason, which terms are defined in the 2011 STIP. The amounts in these columns represent award opportunities; the actual amount of the award earned for 2017 for each named executive officer is included under the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.

(2)
The amounts in this column represent restricted stock awards granted in 2017 based on performance during 2016. The shares vest in three substantially equal installments on December 31, 2017, 2018 and 2019. Vesting is contingent upon the executive officers remaining employed during the required service period, unless employment terminates due to death, disability, termination, by the Corporation without cause, resignation for good reason, or retirement (each as defined in the 2011 EIP), in which case the restricted stock award vests in full. No automatic acceleration of vesting occurs upon a change in control. Award recipients are entitled to dividends on the restricted shares during the vesting period.

(3)	The grant date fair value of the restricted stock awards reported in this column is the grant date value of the awards as determined under FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested(2)
Norman L. Lowery	10,176	$461,482
Rodger A. McHargue	2,335	105,892
Norman D. Lowery	2,378	107,842
Steven H. Holliday	2,258	102,400
Karen L. Milienu	872	39,545

(1)
These shares represent restricted stock awards that vest in installments on December 31, 2018 and December 31, 2019, provided the executive is still employed on such date(s). In the event of involuntary termination due to death, disability, termination without cause or resignation for good reason, or upon retirement after age 65, the awards will vest in full. No automatic acceleration of vesting occurs upon a change in control.

(2)	The market value is based on $45.35 per share, the closing price for our stock on December 31, 2017.

Option Exercises and Stock Vested in 2017

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Norman L. Lowery	10,920	$495,222
Rodger A. McHargue	2,425	109,974
Norman D. Lowery	2,439	110,609
Steven H. Holliday	2,379	107,888
Karen L. Milienu	904	40,996

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under the Pension Plan, the ESRP, and the 2005 ESRP. The present value was based upon the accrued benefit as of December 31, 2017 and determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements. The amounts shown do not reflect amounts actually paid or payable to the named executive officer. Benefits are not payable as a lump sum but are generally paid as a monthly annuity for the life of the retiree.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year
Norman L. Lowery	Qualified Pension Plan	22	1,812,158 (2)	—
	ESRP	22	1,257,124 (3)	—
	2005 ESRP	22	2,612,508 (3)	—
Rodger A. McHargue	Qualified Pension Plan	24	995,869 (2)(4)	—
	2005 ESRP	24	123,427 (3)	—
Steven H. Holliday	Qualified Pension Plan	6	—	—
	2005 ESRP	6	—	—
Norman D. Lowery	Qualified Pension Plan	28	510,280 (2)	—
	2005 ESRP	28	130,685 (3)	—
Karen L. Milienu	Qualified Pension Plan	20	731,037 (2)(4)	—

(1)
The calculation of present value of accumulated benefit assumes a discount rate of 3.60% and mortality based on the RP-2014 Mortality Table projected generationally using Mortality Improvement Scale MP-2017.

(2)	These amounts represent the amount that Messrs. Norman L. Lowery, McHargue, Norman D. Lowery, and Ms. Milienu’s Pension Plan benefit exceeds their ESOP benefit pursuant to offset arrangements.

(3)	This amount represents the amount by which Messrs. Norman L. Lowery, McHargue, and Norman D. Lowery’s Executive Supplemental Retirement benefit exceeds his Executive Deferred Compensation benefit.

(4)
Mr. McHargue and Ms. Milienu were over 55 years of age and had more than five years of service as of December 31, 2017, and would have qualified for early retirement benefits equal to approximately 55% and 59% respectively of the full retirement benefit if either had retired on December 31, 2017.

The benefits provided under the Pension Plan are based on the executive officers’ years of credited service and final average compensation, and are targeted to provide an annual retirement annuity equal to approximately 66% of final average compensation for retirement at age 65 with 25 years of service. Actuarial adjustment is made for payments commencing before or after age 65. Final average compensation is based on the five consecutive years over the last ten in which amount of base salary and bonus were the highest. The actual benefit payable under the Pension Plan is subject to offset (reduction) by the benefits provided under the ESOP.
Applicable IRS rules limit the amount of benefits that may be accrued under a qualified plan, such as the Pension Plan. The benefits provided under the ESRP and 2005 ESRP are intended to provide benefits that would be paid under the Pension Plan but for such limitations. These benefits are subject to offset by the benefits payable under the Executive Deferred Compensation Plan (“EDC”) and the 2005 EDC described below.

Nonqualified Deferred Compensation for 2017

Pursuant to the 2005 EDC, we permit certain executive officers and highly compensated employees to defer a portion of their current compensation and also provide supplemental benefits to certain highly compensated employees to recompense the employees for benefits lost due to the imposition of Code limitations in the ESOP. The amounts shown below represent the accumulated benefit cost to the Corporation for these plans. The table also shows amounts which were earned and deferred under the 2001 LTIP and 2005 LTIP.

Name	Plan Name	Executive Contributions in last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Norman L. Lowery	EDC	—	—	56,410	—	629,753
	2005 EDC	—	79,535	(123,499)	—	643,884
	2001 LTIP	—	—	67,748	140,228	939,834
	2005 LTIP	—	—	108,217	223,992	1,501,237
Rodger A. McHargue	2005 EDC	—	3,211	(352)	—	7,240
	2005 LTIP	—	—	14,686	25,286	206,100
Steven H. Holliday	2005 EDC	—	1,866	(1,009)	—	5,418
Norman D. Lowery	2005 EDC	—	4,671	(616)	—	10,995
	2001 LTIP	—	—	9,494	16,347	133,236
	2005 LTIP	—	—	14,686	25,286	206,100
Karen L. Milienu	2001 LTIP	—	—	9,494	16,347	133,236
	2005 LTIP	—	—	14,686	25,286	206,100

(1)	These amounts are included in the named executive officer’s compensation in the Summary Compensation Table.
Employment Agreements

Employment Agreement with Norman L. Lowery. Norman L. Lowery has been party to a series of employment agreements with the Corporation and the Bank pursuant to which he is employed as President and Chief Executive Officer of the Corporation and the Bank. Our employment agreements with Mr. Lowery provide for a fixed term and do not automatically renew. The material terms of his current agreement, dated July 1, 2017, are summarized as follows:

•
Term: The agreement is effective as of July 1, 2017, and is for an initial period of 24 months. The term may be extended for one-year periods by the Compensation Committee. On February 3, 2018, the Committee extended the term to July 1, 2020.

•
Base Compensation: The agreement provides for an initial base salary of $679,730, which may be increased from time to time. Prior to a change-in-control, base salary may be decreased if the Corporation’s operating results are significantly less favorable than those for the fiscal year ended December 31, 2016, and the Corporation makes similar decreases in the base salaries of the other executive officers. Mr. Lowery is entitled to participate in other compensation programs and benefits as provided to other senior officers of the Corporation and as provided in the agreement.

•
Restrictive Covenants: To protect the Corporation and our business, the agreement obligates Mr. Lowery to comply with non-solicitation, non-competition, and non-disclosure requirements. In general, the non-solicitation and non‑competition remain in effect for one year after termination of employment for any reason.

•
Termination for Cause, Death or Disability: If employment is terminated for “cause” (as defined in the agreement), death, or disability, Mr. Lowery (or his estate) is entitled only to his base salary, bonuses, vested rights, and other benefits due to him through his date of termination or, in the case of death, the last day of the month of death. Any benefits payable under insurance, health, retirement, bonus, incentive, performance or other plans as a result of his participation in such plans through the date of termination will be paid in accordance with those plans.

Termination Due to Retirement: Upon retirement, Mr. Lowery will receive life and disability coverage for himself and lifetime Medicare supplemental coverage for himself and his spouse. He is also entitled to receive a life insurance policy on his life in the amount established by the Bank’s insurance program for executive officers and a life insurance policy insuring his life in the maximum amount established by the Company’s group life insurance plan from time to time (which amount can be no less than three times his annual salary subject to a $350,000.00 maximum).

•
Termination by Corporation Without Just Cause or by Employee for Good Reason: If Mr. Lowery is terminated without “just cause,” or if he terminates his employment for “good reason” (as defined in the agreement), and such termination does not occur in connection with, or within 12 months after a “change in control” (as defined in the agreement), he will receive an amount equal to the sum of the following amounts he would have received through the expiration date of the agreement: (i) his base salary and bonuses (based on prior year bonus); (ii) premiums for full supplemental Medicare coverage, at no cost to him or his spouse, at the best level available, including prescription drug coverage for both him and his spouse; (iii) the cost of obtaining certain other benefits; (iv)  the cost of professional and club dues, (v) the cost of continuing legal education; (vi) the cost of automobile benefits; (vii) benefits under the Pension Plan and ESRP based on the most recent year’s accruals; and (viii) benefits under the ESOP and 2005 EDC based on the most recent year’s contributions. The amounts provided in the prior sentence will be provided net of all income and payroll taxes that would not have been payable by Mr. Lowery had he continued participation in the benefit plan or program instead of receiving cash reimbursement.

•
Termination Following Change in Control: If there is a “change in control” (as defined in the agreement), and in connection with or within 12 months following the “change in control” Mr. Lowery’s employment is terminated for other than “just cause” or he resigns for “good reason,” then following such termination he would be entitled to an amount equal to the greater of the (i) amount he would receive if he was terminated by the Corporation without just cause as described above, or (ii) the product of 2.99 times the sum of (A)  his base salary in effect as of the date of the change in control; (B) an amount equal to any annual discretionary or performance-based incentive bonus received by or payable to him in the calendar year prior to the year in which the change in control occurs; and (C) cash reimbursement in an amount equal to his cost of obtaining certain benefits which he was eligible to participate in or receive as of the date of termination. If, as a result of a change in control, Mr. Lowery becomes entitled to any payments which are determined to be payments subject to the Code Section 280G, then his benefit will be equal to the greater of his benefit under the agreement reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Code Section 280G, or his benefit under the agreement after taking into account the amount of the excise tax imposed under Code Section 280G due to the benefit payment. Mr. Lowery is not entitled to any excise tax “gross up” payments under the terms of the agreement.

To comply with Section 409A, certain payments to Mr. Lowery following termination of employment may be delayed until six months following his termination of employment.
Employment Agreements with Norman D. Lowery, Rodger A. McHargue, Steven H. Holliday and Karen L. Milienu. We have entered into employment agreements with our other named executive officers, which became effective January 1, 2017. Each of Norman D. Lowery, Rodger A. McHargue and Steven H. Holliday has an employment agreement with the Corporation and the Bank and Karen L. Milienu has an employment agreement with the Bank. The agreements have substantially similar terms, which are summarized as follows:

•
Term: Each agreement has an initial period of 12 months. The term may be extended for one-year periods by the Compensation Committee. The Compensation Committee has approved extensions of these agreements through December 31, 2018.

•
Base Compensation: The agreements set forth for the following base salaries for 2017 which may be increased from time to time: Norman D. Lowery - $270,120, Rodger A. McHargue - $247,730, Steven H. Holliday - $231,147 and Karen L. Milienu - $194,743. The executives’ salaries may be increased from time to time. Prior to a change-in-control, base salary may be decreased if the Corporation’s operating results are significantly less favorable than those for the fiscal year ended December 31, 2016, and the Corporation makes similar decreases in the base salaries of the other executive officers. The executives are entitled to participate in other compensation programs and benefits as provided to other senior officers of the Corporation and as provided in the employment agreements.

•
Restrictive Covenants: To protect the Corporation and our business, the agreements obligate the executives to comply with non-solicitation, non-competition, and non-disclosure requirements. In general, the non-solicitation and non‑competition remain in effect for one year after termination of employment for any reason.

•
Termination for Death or Disability: If employment is terminated for death or disability, the executive (or his or her estate) is entitled only to his or her base salary, bonuses, vested rights, and other benefits due through the date of termination or, in the case of death, the last day of the month of death. Any benefits payable under insurance, health, retirement, bonus, incentive, performance or other plans as a result of his participation in such plans through the date of termination will be paid in accordance with those plans.

•
Termination by Corporation Without Just Cause or by Employee for Good Reason: If the executive is terminated without “just cause,” or if he or she terminates his or her employment for “good reason” (as defined in the agreements), and such termination does not occur in connection with, or within 12 months after a “change in control” (as defined in the agreements), the executive will receive an amount equal to the sum of the following amounts: (i) base salary and bonuses (based on bonus in the year prior to termination), (ii)  the cost of obtaining certain benefits, (iii)  the cost of professional and club dues and (iv) the cost of automobile benefits. The amounts provided in the prior sentence will be provided net of all income and payroll taxes that would not have been payable by the executive had he or she continued participation in the benefit plan or program instead of receiving cash reimbursement.

•
Termination Following Change in Control: If there is a “change in control” (as defined in the agreements), and in connection with or within 12 months following the “change in control” the executive’s employment is terminated for other than “just cause” or he resigns for “good reason,” then following such termination the executive would be entitled to an amount equal to the greater of the (i) amount he or she would receive if he or she was terminated by the Corporation without just cause as described above, or (ii) the product of one times the sum of (A) base salary in effect as of the date of the change in control; (B) an amount equal to any bonus received by or payable in the calendar year prior to the year in which the change in control occurs; and (C) cash reimbursement in an amount equal to his or her cost of obtaining certain benefits which he or she was eligible to participate in or receive as of the date of termination. If, as a result of a change in control, the executive becomes entitled to any payments that are determined to be payments subject to the Code Section 280G, then the benefit will be equal to the greater of his or her benefit under the agreement reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Code Section 280G, or his or her benefit under the agreement after taking into account the amount of the excise tax imposed under Code Section 280G due to the benefit payment. The executives are not entitled to any excise tax “gross up” payments under the terms of the agreements.

To comply with Section 409A, certain payments to the executives following termination of employment may be delayed until six months following termination of employment.
Potential Payments Upon Termination or Change in Control

The following table sets forth the incremental retirement, cash severance and stock awards payable to each named executive officer under the specifically described scenarios as if retirement, termination of employment or change in control-related termination occurred as of December 31, 2017. No amounts are shown for the occurrence of a change in control without termination of employment, because no automatic acceleration of outstanding stock awards or other amounts arise upon a change in control.

The amounts shown in the table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary and vacation pay, or payments of vested amounts under the qualified and nonqualified pension plans and deferred compensation plans. Amounts attributable to the 2011 EIP are based upon the $45.35 closing price for our common stock on December 31, 2017.

Name	Plan Name	Termination Due to Retirement ($)(1)	Termination by Corporation Without Cause or by Executive for Good Reason ($)(2)	Termination by Corporation Without Cause or by Executive for Good Reason Within 12 Months After Change in Control ($)(3)
Norman L. Lowery	2011 EIP	461,482	—	—
	Employment Agreement	240,338	2,543,070 (4)	4,940,016 (5)
Rodger A. McHargue	2011 EIP	—	105,892	105,892
	Employment
	Agreement	—	490,765 (6)	490,765 (6)
Steven H. Holliday	2011 EIP	—	102,400	102,400
	Employment
	Agreement	—	351,425 (7)	351,425 (7)
Norman D. Lowery	2011 EIP	—	107,842	107,842
	Employment
	Agreement	—	458,847 (8)	458,847 (8)
Karen L. Milienu	2011 EIP	—	39,545	39,545
	Employment
	Agreement	—	346,824 (9)	346,824 (9)

(1)
As of December 31, 2017, only Mr. Norman L. Lowery had attained retirement age. The amounts shown in this column for the 2011 EIP reflect the value of outstanding restricted stock awards which would vest upon retirement, and for the Employment Agreement include the value of continuation of Medicare supplemental coverage and life insurance benefits.

(2)
Amounts in this column reflect the severance benefits and the value of accelerated vesting of restricted stock that would become payable upon termination without cause or resignation for good reason. For Mr. Norman L. Lowery, the amounts shown in this column are in addition to the amounts to which he would be entitled upon retirement described in footnote (1) above. For the other NEOs, the 2011 EIP amount reflects the value of outstanding restricted stock awards which would vest in full upon termination without cause or resignation for good reason.

(3)
Amounts in this column reflect the severance benefits and the value of accelerated vesting of restricted stock that would become payable if the termination without cause or resignation for good reason was in connection with a change in control. For Mr. Norman L. Lowery, the amounts shown in this column are in addition to the amounts to which he would be entitled upon retirement described in footnote (1) above. For the other NEOs, the 2011 EIP amount reflects the value of outstanding restricted stock awards which would vest in full upon termination without cause or resignation for good reason.

(4)
This cash severance amount consists of (a) 1.5 times (i) 2017 annual base salary of $673,000 and 2016 STIP bonus of $329,717, (ii) annual amounts paid for dues and professional associations, automobile allowance and continuing education of $13,196, and (iii) annual ESOP and EDC contributions of $141,800, plus (b) pension accruals of $745,737. Also includes $132,750 to reimburse taxes due on payments for benefits that would not be taxable if provided in connection with continuing employment.

(5)
This cash severance amount consists of (a) 2.99 times (i) 2017 annual base salary of $673,000 and 2016 STIP bonus of $329,717, (ii) annual amounts paid for dues and professional associations, automobile allowance and continuing education of $26,303, and (iii) annual ESOP and EDC contributions of $282,654, plus (b) pension accruals of $1,486,502. Also includes $146,433 to reimburse taxes due on payments for benefits that would not be taxable if provided in connection with continuing employment.

(6)	This cash severance amount consists of (a) 2017 annual base salary of $247,730 and 2016 STIP bonus of $80,482, (b) annual ESOP and EDC contributions of $18,209, plus (c) pension accruals of $144,344.

(7)
This cash severance amount consists of (a) 2017 annual base salary of $231,147 and 2016 STIP bonus of $84,259, (b) annual amounts paid for dues and professional associations, automobile allowance and continuing education of $7,904, and (c) annual ESOP and EDC contributions of $12,588, plus (d) 401K match of $10,600.

(8)
This cash severance amount consists of (a) 2017 annual base salary of $270,120 and 2016 STIP bonus of $83,833, (b) annual amounts paid for dues and professional associations, automobile allowance and continuing education of $4,465, and (c) annual ESOP and EDC contributions of $19,669, plus (d) pension accruals of $77,977.

(9)
This cash severance amount consists of (a) 2017 annual base salary of $194,743 and 2016 STIP bonus of $35,339, (b) annual amounts paid for dues and professional associations, automobile allowance and continuing education of $1,485, and (c) annual ESOP contribution of $11,802, plus (d) pension accruals of $102,529.

CEO Pay Ratio
As required by the Dodd-Frank Act of 2010, we are required to disclose in this proxy statement the ratio of our CEO’s compensation to that of our median employee. The pay ratio set forth below represents a reasonable estimate calculated in a manner consistent with the SEC’s rules.
We identified our median employee from our 895 employees (excluding our CEO) on December 31, 2017. For each employee we calculated the total amount of the salary and wages received in 2017, bonuses awarded for 2017, stock-based awards granted in 2017, ESOP and matching contributions made to our ESOP and Savings Plan for 2017 and actuarial increase in pension value to determine our median employee. We did not adjust these amounts for part-time employees or employees who joined us during 2017.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the SEC’s rules, resulting in annual total compensation for our median employee of $38,763. This amount includes the estimated value of such employee’s health care benefits (estimated for the median employee at $5,995). The annual total compensation of our CEO was $2,533,190, which reflects the amount reported in the “Total” column of our 2017 Summary Compensation Table on page 33 (which includes a $897,221 actuarial increase in pension value, a non-cash amount not paid to our CEO) and the value of the CEO’s health care benefits (which are not included in the summary compensation table). As a result, our CEO to median employee pay ratio for 2017 was 65:1. If the non-cash increase in the pension value is eliminated from our CEO’s total annual compensation, our CEO to median employee pay ratio would be 45:1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 26, 2018, there were 12,255,045 shares of our common stock issued and outstanding. The following table shows, as of February 26, 2018, the number and percentage of our common stock held by each person known to us to own beneficially more than five percent of the issued and outstanding common stock, by the executive officers named in the beneficial ownership table below and our directors, and by our executive officers and directors as a group. Unless otherwise specified, the address of each person listed is: One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, and each person has sole voting and investment control of the shares specified.

Five Percent Shareholders, Directors, Nominee and Certain Executive Officers	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares
Directors and Named Executive Officers:
W. Curtis Brighton .........................................................................	15,000	*
B. Guille Cox, Jr. ...........................................................................	79,349 (1)	*
Thomas T. Dinkel ..........................................................................	19,993	*
Anton H. George ............................................................................	3,868	*
Gregory L. Gibson .........................................................................	96,738	*
Steven H. Holliday .........................................................................	10,805 (2)(10)	*
William R. Krieble .........................................................................	4,922	*
Norman D. Lowery ........................................................................	35,454 (3)(10)	*
Norman L. Lowery ........................................................................	75,634 (4)(10)	*
Rodger A. McHargue .....................................................................	15,802 (5)(10)	*
Karen L. Milienu ...........................................................................	7,870 (6)(10)	*
Ronald K. Rich ..............................................................................	4,050	*
Virginia L. Smith ...........................................................................	2,571	*
William J. Voges ............................................................................	79,728 (7)	*
All Executive Officers and Directors as a Group (14 persons) .....	451,784	3.69%
Five Percent Shareholders:
BlackRock, Inc. .............................................................................	790,331 (8)	6.45%
Princeton Mining Company, Inc. ...................................................	1,179,074 (9)	9.62%

*	Less than 1%.

(1)	Mr. Cox, as trustee, has the power to vote an additional 117,986 shares. These shares are not reflected in the number of shares or percent of class attributed to him in the above table.

(2)	Includes 744 shares held for Mr. Holliday’s account in the ESOP.

(3)	Includes 6,833 shares held for Mr. Norman D. Lowery’s account in the ESOP.

(4)	Includes 9,430 shares held for Mr. Norman L. Lowery’s account in the ESOP.

(5)	Includes 5,044 shares held for Mr. McHargue’s account in the ESOP.

(6)	Includes 4,002 shares held for Ms. Milienu’s account in the ESOP.

(7)	Includes 60,421 shares held in trust. Mr. Voges, as Trustee, has the power to vote these shares.

(8)
Based solely on information provided by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 24, 2018. The Schedule 13G/A indicates that the reporting person has sole power to vote and/or dispose of all shares beneficially owned. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(9)
Based solely on information provided by Princeton Mining Company, Inc. in a Schedule 13G filed with the SEC on February 9, 2018. The Corporation has been advised that the shares held by Princeton Mining Company, Inc. are voted by James O. McDonald, the Chairman of Princeton Mining Company, Inc., at the direction of its board of directors. The board of directors of Princeton Mining Company, Inc. is comprised of eight individuals: James O. McDonald; John Klotz; Norman L. Lowery, the Vice Chairman, President and Chief Executive Officer of the Corporation; Rebecca Rozina; Diana Bell; Norman D. Lowery, the Chief Operating Officer of the Corporation; Sarah J. Lowery, the wife of Norman L. Lowery, who is the Vice Chairman, Chief Executive Officer and President of the Corporation; and Richard Shagley. The address of Princeton Mining Company, Inc. is State Road 46 South, Terre Haute, Indiana 47803.

(10)
Includes shares of restricted common stock of the Corporation issued to our named executive officers as award opportunities under our 2011 EIP as follows: Mr. Norman L. Lowery, 19,551 shares; Mr. McHargue, 4,651 shares; Mr. Holliday, 4,409 shares; Mr. Norman D. Lowery, 4,850 shares; and Ms. Milienu, 1,778 shares. Upon issuance, shares of restricted stock vest annually in one-third increments over a three-year period.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Corporation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Corporation common stock and other equity securities of the Corporation. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) reports they file. To the best knowledge of the Corporation, all executive officers, directors and greater than ten percent beneficial owners of the Corporation timely filed all statements of beneficial ownership required to be filed with the SEC in 2017, except for a Form 4 filed late with respect to Ms. Smith to report a purchase of shares of the Corporation on February 14, 2017. In making the foregoing disclosure, the Corporation has relied solely upon written representations of our directors and executive officers and copies of reports that directors, executive officers, and greater than 10% beneficial owners have filed with the SEC and provided to us.

PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION
PAID TO NAMED EXECUTIVE OFFICERS

Our executive compensation philosophy seeks to provide a competitive compensation program that encourages current year performance and the creation of long-term shareholder value without exposing the Corporation to unreasonable risks, including credit, interest rate, liquidity, reputation, compliance and transition risk. Through our executive compensation program, we seek to:

•	Attract, motivate and retain highly-qualified, talented executives who are focused on the long-term best interest of our shareholders;

•	Drive performance relative to our financial goals, balancing short-term operational objectives with long-term strategic goals;

•	Link the interest of our executives with those of our shareholders;

•	Establish Corporate, Departmental and individual goals consistent with our strategic plan and budget that provide the basis for the annual and long-term award metrics used to measure our performance;

•	Reward our executives for both company and individual performance;

•	Align compensation and variable incentives with measurable, objective business results and appropriate risk management;

•	Allow flexibility in responding to changing laws, accounting standards and business needs as well as the constraints and dynamic conditions in the markets in which we do business; and

•	Implement and operate our executive compensation program to reinforce our philosophy of aligning compensation with our short-term and long-term goals and to minimize risk to our shareholders.

We currently maintain the following pay practices, which we believe enhance our pay-for-performance philosophy and further align our executives’ interest with those of our shareholders.
WE HAVE THIS PRACTICE:

•	Significant emphasis on performance based “at-risk” compensation;

•	Incentive award metrics that are objective and tied to key company performance metrics;

•	Share ownership guidelines (for executives and directors);

•	Compensation recoupment “claw-back” policy;

•	Anti-hedging policy; and

•	Vest equity awards over three years to promote retention.

WE DO NOT HAVE THIS PRACTICE:

•	Non-performance based incentive awards;

•	Hedging transactions by executive officers or directors;

•	Excise tax gross-ups in our named executive officers’ employment agreements;

•	Automatic renewal (“evergreen”) provisions in our named executive officers’ employment agreements; and

•	“Single Trigger” change in control severance.

The Compensation Committee believes our executive compensation program has achieved its intended results. The Compensation Committee believes our compensation is competitive with the pay practices of other financial institutions of comparable size and performance and has allowed us to attract and retain executives who make substantial contributions to our success. We believe the program aligns our executives’ interest with those of our shareholders by providing a strong link between higher compensation and the attainment of pre-established objective performance goals.
We urge our shareholders to read the Compensation Discussion and Analysis section of this proxy statement for a detailed discussion of our executive compensation programs and how they reflect our philosophy and our link to corporate performance.
We recognize executive compensation is important to our shareholders and we value their opinions on our compensation philosophy and programs. We are asking our shareholders to vote on an advisory basis to approve the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the philosophy, policies and practices described in this proxy statement. This proposal, which is required by Section 14A of the Securities Exchange Act, is commonly known as a “Say-On-Pay” proposal and gives our shareholders the opportunity to express their views on our named executive officers’ compensation to the following resolution:

RESOLVED, that the shareholders approve the 2017 compensation of the named executive officers, as disclosed in this proxy statement, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).
The vote on this proposal is advisory, and therefore not binding on the Corporation, the Compensation Committee or our Board. To the extent there is any significant vote against the executive officer compensation proposal, however, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
In keeping with the preference expressed by our shareholders at the 2017 Annual Meeting of Shareholders, we will continue to hold the Say-on-Pay vote annually, and will hold the next Say-On-Pay vote at the 2019 Annual Meeting of Shareholders. Our shareholders will next have the opportunity to indicate their preference on the frequency of holding the Say-On-Pay vote at the 2023 Annual Meeting of Shareholders.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF CROWE HORWATH LLP AS THE
CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At its March 6, 2018 meeting, the Audit Committee of the Board recommended and approved the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm to audit the books, records and accounts of the Corporation for 2018. The Corporation is seeking ratification of such action. Crowe Horwath LLP has been our independent registered public accounting firm since fiscal year 1999. Representatives of Crowe Horwath LLP are expected to be in attendance at the annual meeting and will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders.
The Audit Committee is responsible for the appointment and oversight of the Company’s independent registered public accounting firm. If shareholders do not ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm, then the Audit Committee will reconsider the selection of Crowe Horwath LLP but may, nevertheless, continue to retain Crowe Horwath LLP. Even if the selection is ratified, the Audit Committee has the discretion to appoint a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be appropriate.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.
MATTERS RELATING TO INDEPENDENT PUBLIC ACCOUNTING FIRM

Fees Paid to Crowe Horwath LLP

The following table sets forth the aggregate fees billed by Crowe Horwath for audit services rendered in connection with the consolidated financial statements and reports for fiscal year 2017 and fiscal year 2016 and for other services rendered during fiscal year 2017 and fiscal year 2016 on behalf of the Corporation and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to the Corporation:

	2017	2016
Audit Fees	$410,000	$394,000
Audit-Related Fees	3,500	13,265
Tax Fees	113,900	95,350
All Other Fees	72,165	1,500
Total	$599,565	$504,115

Audit Fees.  Consists of fees billed for professional services rendered for (i) the audit of the Corporation’s consolidated financial statements, (ii) the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act, (iii) the review of the interim condensed consolidated financial statements included in quarterly reports, (iv) the audit of the Captive Insurance Agency, (v) the services that are normally provided by Crowe Horwath in connection with statutory and regulatory filings or engagements,  and (vi) attest services, except those not required by statute or regulation.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s consolidated financial statements and are not reported under “Audit Fees.”  These services include accounting consultations for 2017 and 2016.

Tax Fees.  Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal and state tax compliance, and assistance with tax audits and appeals for the company and the captive insurance agency. Other tax services consist of fees billed for other miscellaneous tax consulting, planning, and required filings.
All Other Fees.  All other fees include SOX 404 and internal audit software licensing fees in both years, as well as non-audit related consulting services performed in 2017 related to an AML Model Validation Project.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accounting Firm

All of the fees and services described above under “audit fees,” “audit-related fees,” “tax fees” and “all other fees” were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders desiring to make a director nomination or a proposal for any business or matter to be presented at any annual meeting of shareholders of the Corporation must comply with the advance notice procedures provided in our by-laws. Those procedures are summarized below. Failure to comply with our by-law procedures and deadlines may preclude presentation of your proposal at an annual meeting. A complete copy of our by-laws was included as an exhibit to the Corporation’s Form 8-K filed on August 24, 2012 and is available on the SEC’s website at www.sec.gov.
Notice Deadline
Nominations for the election as directors and proposals for any business or matter to be presented at any annual meeting of shareholders may be made by any of our shareholders of record entitled to vote in the election of directors or on the business or matter to be presented, as the case may be. In order for a shareholder to make such a nomination or proposal, the Corporation’s Secretary must receive notice thereof in writing not less than 120 days prior to the date of the annual meeting; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders (which notice or public disclosure shall include the date of the annual meeting specified in our by-laws, if the annual meeting is held on such date), notice by the shareholder to be timely must be received by us no later than the close of the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.
Inclusion in Our Proxy Materials
A shareholder who desires to include a proposal in our proxy soliciting materials relating to our 2019 annual meeting of shareholders must send the proposal in writing to Mr. Rodger A. McHargue, our Secretary, such that we receive it at our principal executive office at One First Financial Plaza, Terre Haute, Indiana 47808 no later than November 14, 2018. Any such proposal must be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.
Shareholder Nominations of Director Candidates
Each notice given by a shareholder with respect to a nomination for election as a director must set forth for each nominee: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The shareholder making the nomination must provide his or her name and record address and the class and number of shares of our stock beneficially owned by the shareholder, and will be asked to provide any other information relating to his or her nominee as may be reasonably requested by us.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY
OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING

The SEC’s e-proxy rules require companies to post their proxy materials on the internet and permit them to provide only a Notice of Internet Availability of Proxy Materials to shareholders. For this proxy statement, we have chosen to follow the SEC’s “full set” delivery option, and therefore, although we are posting a full set of our proxy materials (this proxy statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2017) online, we are also mailing a full set of our proxy materials to our shareholders. The Corporation’s Proxy Statement for the 2018 Annual Meeting of Shareholders, Proxy Card and Annual Report to Shareholders for the fiscal year ended December 31, 2017, are available at www.first-online.com/proxy.
We are mailing a full set of our printed proxy materials to shareholders on or about March 14, 2018. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials on the website referred to above. These proxy materials will be available free of charge.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on SEC rules that permit us to deliver only one proxy statement to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive a separate copy of the annual report or proxy statement, or if you wish to receive separate copies of future annual reports or proxy statements, please contact Rodger McHargue by phone at (812) 238-6000 or by mail at First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808. We will deliver the requested documents promptly upon your request. If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports or proxy statements, or if you hold our stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement, please contact Rodger McHargue by phone at (812) 238-6000 or by mail at First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.
ADDITIONAL INFORMATION

Upon written request, the Corporation will provide without charge to each requesting shareholder a copy of the Corporation’s 2017 Annual Report on Form 10-K, which is required to be filed with the SEC. Address all requests to:
Rodger A. McHargue, Chief Financial Officer and Secretary
First Financial Corporation
One First Financial Plaza
P.O. BOX 540
Terre Haute, Indiana 47808

OTHER MATTERS

As of the date of this Proxy Statement, the Corporation knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the Corporation will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.
By Order of the Board of Directors

/s/ Rodger A. McHargue
Chief Financial Officer and Secretary
March 14, 2018

FIRST FINANCIAL CORPORATION
ATTN: RODGER MCHARGUE
ONE FIRST FINANCIAL PLAZA
P.O. BOX 540
TERRE HAUTE, IN 47808

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/17/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/17/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Thomas T. Dinkel   02 Norman L. Lowery   03 William J. Voges

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	Approve, by non-binding vote, compensation paid to the Corporation's named executive officers.	☐	☐	☐
3	Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the Corporation for the year ending December 31, 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

JOB #

Signature (Joint Owners)   Date

SHARES
CUSIP #
SEQUENCE #

0000356006_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The accompanying Proxy Statement and 2017 Annual Report on Form 10-K are available at www.proxyvote.com

FIRST FINANCIAL CORPORATION
Annual Meeting of Shareholders
April 18, 2018 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints James E. Brown and Richard J. Shagley, and each of them, as proxies, each having the power to act without the other and to appoint his substitute, to represent and to vote all shares of common stock of First Financial Corporation (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at One First Financial Plaza, Terre Haute, Indiana on Wednesday, April 18, 2018, at 11:00 a.m. (local time), and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present.

This proxy will be voted as directed, but if no direction is given, this proxy will be voted FOR all of the nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3. With respect to any other matters as may properly come before the Annual Meeting of Shareholders, or any adjournment or postponement thereof, the proxies named herein will have the authority to vote on such matters and intend to vote in accordance with the recommendation of the Corporation's Board of Directors or, in the absence of such a recommendation, in accordance with their best judgment.

0000356006_2 R1.0.1.17

Continued and to be signed on reverse side